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Exhibit 99(a)(1)(A)

        Offer to Purchase for Cash
All Outstanding Shares of Common Stock
and the Associated Rights
of
Salix Pharmaceuticals, Ltd.
at
$8.75 Net Per Share
by
Saule Holdings Inc.
a wholly owned subsidiary of
Axcan Pharma Inc.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON MAY 23, 2003, UNLESS THE OFFER IS EXTENDED.

        THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (1) THE STOCKHOLDERS OF SALIX PHARMACEUTICALS, LTD. (THE "COMPANY") SHALL HAVE VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE OF THE OFFER A NUMBER OF SHARES OF COMPANY COMMON STOCK, INCLUDING THE ASSOCIATED RIGHTS (AS DEFINED HEREIN) (THE "SHARES", WHICH INCLUDES THE ASSOCIATED RIGHTS), REPRESENTING, INCLUDING THE SHARES OWNED BY AXCAN PHARMA INC. ("PARENT") AND SAULE HOLDINGS INC. ("PURCHASER"), AT LEAST A MAJORITY OF ALL OUTSTANDING SHARES ON A FULLY DILUTED BASIS, (2) THE BOARD OF DIRECTORS OF THE COMPANY SHALL HAVE REDEEMED THE RIGHTS OR THE PURCHASER SHALL BE SATISFIED THAT THE RIGHTS HAVE BEEN INVALIDATED OR ARE OTHERWISE INAPPLICABLE TO THE OFFER AND THE PROPOSED MERGER DESCRIBED HEREIN (THE "PROPOSED MERGER"), (3) THE BOARD OF DIRECTORS OF THE COMPANY SHALL HAVE APPROVED THE OFFER AND THE PROPOSED MERGER PURSUANT TO THE REQUIREMENTS OF SECTION 203 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE OR THE PURCHASER SHALL BE SATISFIED THAT SECTION 203 DOES NOT APPLY TO OR OTHERWISE RESTRICT THE OFFER AND THE PROPOSED MERGER, (4) PARENT SHALL HAVE RECEIVED PROCEEDS UNDER THE FACILITIES CONTEMPLATED BY ITS COMMITMENT FROM NATIONAL BANK OF CANADA SUFFICIENT, TOGETHER WITH CASH ON HAND, TO CONSUMMATE THE OFFER AND THE PROPOSED MERGER, (5) ANY APPLICABLE WAITING PERIODS UNDER APPLICABLE ANTITRUST LAWS, INCLUDING THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED, SHALL HAVE EXPIRED OR TERMINATED, AND (6) OTHER TERMS AND CONDITIONS DESCRIBED IN THE OFFER TO PURCHASE SHALL BE SATISFIED.

        PARENT AND THE PURCHASER ARE SEEKING TO NEGOTIATE A BUSINESS COMBINATION WITH THE COMPANY. SUBJECT TO APPLICABLE LAW, THE PURCHASER RESERVES THE RIGHT TO AMEND THE OFFER (INCLUDING AMENDING THE NUMBER OF SHARES TO BE PURCHASED, THE OFFER PRICE AND THE CONSIDERATION TO BE OFFERED IN THE PROPOSED MERGER) UPON ENTERING INTO A MERGER AGREEMENT WITH THE COMPANY, OR TO NEGOTIATE A MERGER AGREEMENT WITH THE COMPANY NOT INVOLVING A TENDER OFFER PURSUANT TO WHICH THE PURCHASER WOULD TERMINATE THE OFFER AND THE SHARES WOULD, UPON CONSUMMATION OF SUCH MERGER, BE CONVERTED INTO THE CONSIDERATION NEGOTIATED BY PARENT, THE PURCHASER AND THE COMPANY.

IMPORTANT

        Any stockholder of the Company desiring to tender Shares in the Offer should either (i) complete and sign the Letter of Transmittal or a facsimile thereof in accordance with the instructions in the Letter of Transmittal, and mail or deliver the Letter of Transmittal together with the certificate(s) representing tendered Shares and all other required documents to American Stock Transfer & Trust Company, the Depositary for the Offer, or tender such Shares pursuant to the procedure for book-entry transfer set forth in Section 3 of this Offer to Purchase or (ii) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. Stockholders whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such person if they desire to tender their Shares. The associated Rights are currently evidenced by the certificates representing the Shares, and by tendering Shares, a stockholder will also tender the associated Rights. If the Distribution Date (as defined in Section 3 of this Offer to Purchase) occurs, stockholders will be required to tender one associated Right for each Share tendered in order to effect a valid tender of such Share.

        Any stockholder who desires to tender Shares and whose certificates representing such Shares (or, if applicable, associated Rights) are not immediately available, or who cannot comply with the procedures for book-entry transfer on a timely basis, may tender such Shares pursuant to the guaranteed delivery procedure set forth in Section 3 of this Offer to Purchase.

        Questions and requests for assistance may be directed to the Information Agent or to the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be obtained from the Information Agent or from brokers, dealers, commercial banks and trust companies.

The Dealer Manager for the Offer is:

April 10, 2003

ANNEX I—Certain Information Concerning the Directors and Executive Officers of Parent and Purchaser

SUMMARY TERM SHEET

        Saule Holdings Inc. is offering to purchase all of the outstanding Salix Pharmaceuticals, Ltd. common stock (including the associated preferred share purchase rights) for $8.75 per share, net to the seller in cash, without interest. The following are some of the questions you, as a stockholder of Salix, may have and answers to those questions. We urge you to read carefully the remainder of this Offer to Purchase and the accompanying Letter of Transmittal in their entirety because the information in this summary term sheet is not complete. Additional important information is contained in the remainder of this Offer to Purchase and the accompanying Letter of Transmittal. From time to time in this Summary Term Sheet, we refer to Saule Holdings Inc. as "Saule Holdings," Axcan Pharma Inc. as "Axcan" and Salix Pharmaceuticals, Ltd. as "Salix".

WHO IS OFFERING TO BUY MY SECURITIES?

        Our name is Saule Holdings Inc. We are a Delaware corporation formed for the purpose of making a tender offer for all of your Salix shares and have carried on no other business. We are a wholly owned subsidiary of Axcan Pharma Inc., a corporation incorporated under the Canada Business Corporations Act. Axcan is involved in the research, development, marketing and selling of pharmaceutical products, mainly in the field of gastroenterology. See the "Introduction" and Section 9 of this Offer to Purchase.

WHAT ARE THE CLASSES AND AMOUNTS OF SECURITIES SOUGHT IN THE OFFER?

        We are seeking to purchase any and all of the issued and outstanding shares of common stock of Salix Pharmaceuticals, Ltd. and the preferred share purchase rights associated with those shares, subject to the conditions described in this offer. See the "Introduction" and Sections 1 and 14 of this Offer to Purchase.

HOW MUCH ARE YOU OFFERING TO PAY FOR MY SHARES? WHAT IS THE FORM OF PAYMENT? WILL I HAVE TO PAY ANY FEES OR COMMISSIONS?

        We are offering to pay $8.75 per share, net to you in cash, without interest. If you are the record owner of your shares and you tender your shares to us in the offer, you will not have to pay brokerage fees or similar expenses. However, if you own your shares through a broker or other nominee, and your broker or nominee tenders your shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. See the "Introduction" of this Offer to Purchase.

WHY IS SAULE HOLDINGS MAKING THIS OFFER?

        Saule Holdings is making this offer because Axcan is seeking to enter into a business combination with Salix. If the offer is consummated, Saule Holdings will consummate a merger with Salix in which Saule Holdings will be merged with and into Salix, with Salix surviving. As a result of the proposed merger, Salix will become a wholly owned subsidiary of Axcan and all shares of Salix that are not purchased in the offer will be exchanged for an amount in cash per Salix share equal to the highest price per share paid pursuant to the offer. See the "Introduction" and Section 12 of this Offer to Purchase.

WHAT ARE THE "PREFERRED SHARE PURCHASE RIGHTS"?

        The preferred share purchase rights are rights to purchase Series A Junior Participating Preferred Stock of Salix, commonly referred to as a "poison pill". The rights were issued to all stockholders of Salix, but currently are not represented by separate certificates. Instead, the rights are represented by the certificates for your shares of Salix common stock. Unless the rights are distributed to stockholders, a tender of your shares will include a tender of the associated rights. If the rights are distributed, a holder will need to tender one right with each share tendered. We will not pay any additional consideration for the tender of a right. See Sections 3 and 15 of this Offer to Purchase.

DO YOU HAVE THE FINANCIAL RESOURCES TO MAKE PAYMENT?

        Our parent company will provide us with funds to purchase all shares validly tendered and not withdrawn in the offer, subject to the facility contingency described below. Axcan has obtained a commitment from National Bank of Canada to provide senior bank financing to Axcan up to an aggregate amount of $150 million for general corporate purposes and acquisitions. A combination of cash on hand and borrowings under this facility will provide sufficient funds to finance the purchase of all of the shares of Salix and to pay related expenses. As of March 31, 2003, Parent had approximately $150 million in cash and cash equivalents. The offer is contingent on Axcan having received proceeds under the facilities contemplated by its commitment from National Bank of Canada sufficient, together with cash on hand, to consummate the offer and the proposed merger. See Section 10 of this Offer to Purchase for a description of our financing arrangements.

IS YOUR FINANCIAL CONDITION RELEVANT TO MY DECISION TO TENDER MY SHARES IN THE TENDER OFFER?

        Yes. Our financial condition is relevant to your decision to tender your shares because this offer is contingent upon Axcan having received proceeds under the facilities contemplated by its commitment from National Bank of Canada sufficient, together with cash on hand, to consummate the offer and the proposed merger. The availability of financing pursuant to this commitment is subject to customary conditions, including our financial condition. See Section 10 of this Offer to Purchase for a description of our financing arrangements. Given Axcan's current cash balance and access to the financing contemplated by its commitment from National Bank of Canada, Axcan has not secured alternative financing sources for the offer or the proposed merger. You should consider all of the information concerning our financial condition, included or incorporated by reference into this Offer to Purchase, before you decide to tender your shares in this offer. See Section 9 of this Offer to Purchase.

WHAT ARE THE MOST SIGNIFICANT CONDITIONS TO THE OFFER?

        The offer is conditioned upon, among other things, the following:

  •
  Salix's stockholders shall have validly tendered and not withdrawn prior to the expiration date of the offer a number of shares, including the associated preferred share purchase rights, representing, including the shares owned by Axcan and Saule Holdings, at least a majority of all outstanding shares on a fully diluted basis;

  •
  The board of directors of Salix shall have redeemed the preferred share purchase rights or Saule Holdings shall be satisfied that the rights have been invalidated or are otherwise inapplicable to the offer and the proposed merger;

  •
  The board of directors of Salix shall have approved the offer and the proposed merger pursuant to the requirements of Section 203 of the General Corporation Law of the State of Delaware or Saule Holdings shall be satisfied that Section 203 does not apply to or otherwise restrict the offer and the proposed merger;

  •
  Axcan shall have received proceeds under the facilities contemplated by its commitment from National Bank of Canada sufficient, together with cash on hand, to consummate the offer and the proposed merger;

  •
  Any applicable waiting periods under applicable antitrust laws, including the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, shall have expired or terminated; and

  •
  Other terms and conditions described in Section 14 of this Offer to Purchase shall be satisfied.

        We can waive any of the conditions to the offer, subject to applicable law. See Section 14 of this Offer to Purchase.

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER MY SHARES IN THE OFFER?

        You will have until 5:00 p.m., New York City time, on May 23, 2003, to tender your shares in the offer, unless the offer is extended. If you cannot deliver everything that is required to make a valid tender by that time, you may be able to use a guaranteed delivery procedure, which is described in Section 3 of this Offer to Purchase.

CAN THE OFFER BE EXTENDED AND UNDER WHAT CIRCUMSTANCES?

        Subject to applicable law, we can extend the offer at any time and from time to time.

        In addition, after we have purchased shares tendered in the offer, we may elect to provide a "subsequent offering period". A subsequent offering period, if one is provided, will be an additional period of from 3 to 20 business days, beginning after we have purchased shares tendered in the initial offering period, during which stockholders may tender, but not withdraw, their shares and receive the offer consideration for those shares promptly after they are tendered. See Section 1 of this Offer to Purchase for more details on our ability to extend the offer and provide a subsequent offering period.

HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED OR A SUBSEQUENT OFFERING PERIOD IS PROVIDED?

        If we extend the offer, we will inform American Stock Transfer & Trust Company, the depositary for the offer, of that fact and will make a public announcement of the extension not later than 9:00 a.m., New York City time, on the next business day after the day on which the offer would otherwise have expired. See Section 1 of this Offer to Purchase.

        If we provide a subsequent offering period, we will inform American Stock Transfer & Trust Company of that fact and will make a public announcement of the subsequent offering period not later than 9:00 a.m., New York City time, on the next business day after the day on which the initial offering period expired. Before commencing a subsequent offering period, we will accept for purchase, and promptly pay for, all shares tendered and not withdrawn in the initial offering period. See Section 1 of this Offer to Purchase.

HOW DO I TENDER MY SHARES?

        To tender shares, you must deliver the certificates representing your shares, together with a completed letter of transmittal, to American Stock Transfer & Trust Company, the depositary for the offer, not later than the time the offer expires. If your shares are held in street name by your broker, dealer, commercial bank, trust company or other nominee, the shares can be tendered by such nominee through The Depository Trust Company. If you are unable to deliver any required document or instrument to the depositary by the expiration of the tender offer, you may gain some extra time by having a broker, a bank or other fiduciary that is a member of the Securities Transfer Agents Medallion Program or other eligible institution guarantee that the missing items will be received by the depositary within three trading days. For the tender to be valid, however, the depositary must receive the missing items within that three trading day period. See Section 3 of this Offer to Purchase.

UNTIL WHAT TIME MAY I WITHDRAW PREVIOUSLY TENDERED SHARES?

        You may withdraw shares at any time until the offer has expired and, if we have not agreed to accept your shares for payment by June 8, 2003, you may withdraw them at any time after that date until we accept shares for payment. This right to withdraw, however, will not apply to any subsequent offering period. See Section 4 of this Offer to Purchase.

HOW DO I WITHDRAW PREVIOUSLY TENDERED SHARES?

        To withdraw shares, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the depositary while you still have the right to withdraw the shares. See Section 4 of this Offer to Purchase.

WHEN AND HOW WILL I BE PAID FOR MY TENDERED SHARES?

        If the conditions to the offer are satisfied and Saule Holdings consummates the offer and accepts your shares for payment, you will receive payment for the shares you tendered promptly following the expiration of the offer. We will pay for your shares by depositing the purchase price with American Stock Transfer & Trust Company, the depositary for the Offer, which will act as your agent for the purpose of receiving payments from us and transmitting such payments to you. See Section 2 of this Offer to Purchase.

WHAT DOES THE BOARD OF DIRECTORS OF SALIX THINK OF THIS OFFER?

        Salix's board of directors has not approved the offer or otherwise commented on it as of the date of this Offer to Purchase. Within 10 business days after the date of this Offer to Purchase, Salix is required to publish, send or give to you (and file with the Securities and Exchange Commission) a statement as to whether it recommends acceptance or rejection of this offer, expresses no opinion and is remaining neutral with respect to this offer or is unable to take a position with respect to this offer.

IF A MAJORITY OF THE SHARES ARE TENDERED AND ACCEPTED FOR PAYMENT, WILL SALIX CONTINUE AS A PUBLIC COMPANY?

        Following the purchase of shares in the offer we will consummate the proposed merger as soon as practicable. Following the merger, Salix will no longer be publicly owned. Even if for some reason the merger does not take place, after we purchase all of the tendered shares, there may be so few remaining stockholders and publicly held shares that Salix common stock will no longer be eligible to be traded on the Nasdaq National Market, there may not be a public trading market for Salix common stock and Salix may cease making filings with the Securities and Exchange Commission or otherwise cease being required to comply with the Securities and Exchange Commission rules relating to publicly held companies. See Sections 7 and 12 of this Offer to Purchase.

IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY SHARES?

        As indicated above, if the offer is successful, Saule Holdings will consummate a merger with Salix in which Salix will become a wholly owned subsidiary of Axcan and all shares of Salix that are not purchased in the offer will be exchanged for an amount in cash per Salix share equal to the highest price per share paid pursuant to the offer. If the proposed merger takes place, stockholders not tendering in the offer will receive the same amount of cash per share that they would have received had they tendered their shares in the offer, subject to any appraisal rights properly exercised under Delaware law. Therefore, as a result of the merger and assuming you do not exercise your appraisal rights under Delaware law, the only difference to you between tendering your shares and not tendering your shares is that you will be paid earlier if you tender your shares. If for some reason the merger does not take place, however, the number of stockholders and the number of shares of Salix common stock that are still in the hands of the public may be so small that there may not be an active public trading market (or, possibly, there may not be any public trading market) for the Salix common stock. Also, as described above, Salix may cease making filings with the Securities and Exchange Commission or otherwise being required to comply with the Securities and Exchange Commission rules relating to publicly held companies. See the "Introduction" and Sections 7 and 12 of this Offer to Purchase.

ARE APPRAISAL RIGHTS AVAILABLE IN THE OFFER OR THE PROPOSED MERGER?

        Appraisal rights are not available in the offer. If the proposed merger is consummated, holders of shares at the effective time of the merger who do not vote in favor of, or consent to, the proposed merger and who comply with Section 262 of the General Corporation Law of the State of Delaware will have the right to demand appraisal of their Shares. Under Section 262, stockholders who demand appraisal and comply with the applicable statutory procedures will be entitled to receive a judicial determination of the fair value of their shares, exclusive of any element of value arising from the accomplishment or expectation of the proposed merger, and to receive payment of that fair value in cash, together with a fair rate of interest, if any. Any judicial determination of the fair value of shares could be based upon factors other than, or in addition to, the price per share to be paid in the proposed merger or the market value of the shares. The value so determined could be more or less than the price per share to be paid in the proposed merger. See Section 16 of this Offer to Purchase.

WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?

        On April 9, 2003, the last trading day before we announced and commenced the offer, the last sale price of Salix common stock reported on the Nasdaq National Market was $7.28 per share. We advise you to obtain a recent quotation for shares of Salix common stock in deciding whether to tender your shares. See Section 6 of this Offer to Purchase.

WHAT ARE THE PRINCIPAL TAX CONSEQUENCES OF TENDERING MY SHARES?

        The receipt of cash for shares pursuant to the offer or the proposed merger will be a taxable transaction for United States federal income tax purposes and possibly for state, local and foreign income tax purposes as well. In general, a stockholder who tenders shares pursuant to the offer, or receives cash in exchange for shares pursuant to the proposed merger, will recognize gain or loss for United States federal income tax purposes equal to the difference, if any, between the amount of cash received and the stockholder's adjusted tax basis in such shares. If the shares tendered or exchanged constitute capital assets in the hands of the stockholder, such gain or loss will be capital gain or loss. In general, capital gains recognized by an individual, estate or trust will be subject to a maximum United States federal income tax rate of 20% if the shares were held for more than one year. If the shares were held for one year or less, any capital gains will be subject to tax at ordinary income tax rates. The deductibility of capital losses may be subject to limitation. See Section 5 of this Offer to Purchase.

TO WHOM MAY I SPEAK IF I HAVE QUESTIONS ABOUT THE TENDER OFFER?

        You may call our information agent MacKenzie Partners, Inc. at (800) 322-2885 (toll-free) or our dealer manager for the offer J.P. Morgan Securities Inc. at (866) 262-0777 (toll free). See the back cover of this Offer to Purchase.

To the Holders of Common Stock of
Salix Pharmaceuticals, Ltd.:

INTRODUCTION

        Saule Holdings Inc., a Delaware corporation ("Purchaser") and a wholly owned subsidiary of Axcan Pharma Inc., a corporation incorporated under the Canada Business Corporations Act ("Parent"), hereby offers to purchase all outstanding shares of common stock, par value $0.001 per share (the "Common Stock"), of Salix Pharmaceuticals, Ltd., a Delaware corporation (the "Company"), together with the associated rights to purchase Series A Junior Participating Preferred Stock, par value $0.001 per share (the "Rights", and together with the Common Stock, the "Shares"), of the Company, at a price of $8.75 per Share (the "Offer Price"), net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, as amended and supplemented from time to time, together constitute the "Offer"). The Rights were issued pursuant to a Rights Agreement dated as of January 10, 2003 (the "Rights Agreement") between the Company and Computershare Investor Services, LLC, as rights agent, and are currently evidenced by and trade with the certificates evidencing the Common Stock.

        Tendering stockholders who are record owners of their Shares and who tender directly to American Stock Transfer & Trust Company, as depositary (the "Depositary"), will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 to the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by the Purchaser pursuant to the Offer. Stockholders who hold their Shares through a broker, dealer, commercial bank, trust company or other nominee should consult such institution as to whether it charges any service fees. Parent or the Purchaser will pay all charges and expenses of the Depositary, MacKenzie Partners, Inc., as information agent (the "Information Agent"), and J.P. Morgan Securities Inc., as dealer manager (the "Dealer Manager"), incurred in connection with the Offer. See Section 18 of this Offer to Purchase.

        The purpose of the Offer is to enable Parent to acquire control of, and to own the entire equity interest in the Company. As promptly as practicable following consummation of the Offer, Parent and Purchaser will seek to cause the Company to consummate a second-step merger or similar business combination with the Purchaser or another direct or indirect wholly owned subsidiary of Parent (the "Proposed Merger"), pursuant to which each then outstanding Share (other than Shares held by the Parent or Purchaser) will be converted into the right to receive an amount in cash equal to the highest price per Share paid in the Offer.

        According to the Company's Annual Report for the year ended December 31, 2002, filed with the United States Securities and Exchange Commission (the "Commission") on Form 10-K (the "Company Form 10-K"), the Company's annual meeting of stockholders for 2003 (the "Annual Meeting") is scheduled to be held June 19, 2003. According to the Company's bylaws (the "Bylaws"), the members of the Company Board are elected at the Annual Meeting each year. Parent and the Purchaser intend to nominate, and solicit proxies for the election of, a slate of independent nominees (such nominees, the "Nominees") to replace all the current members of the Company Board. Parent expects that, if nominated and elected, and subject to their fiduciary duties under applicable law, the Nominees would cause the Company Board to:

  •
  amend the Rights Agreement or redeem the Rights, or otherwise act to satisfy the Rights Condition;

  •
  approve the Offer and the Proposed Merger, or otherwise act to satisfy the Business Combination Condition; and

  •
  take any other actions necessary to cause the conditions to the Offer to be satisfied and to permit the Offer and the Proposed Merger to be consummated.

Any such solicitations will be made pursuant to separate proxy materials complying with the requirements of Section 14(a) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act").

        PARENT AND THE PURCHASER ARE SEEKING TO NEGOTIATE A BUSINESS COMBINATION WITH THE COMPANY. SUBJECT TO APPLICABLE LAW, THE PURCHASER RESERVES THE RIGHT TO AMEND THE OFFER (INCLUDING AMENDING THE NUMBER OF SHARES TO BE PURCHASED, THE OFFER PRICE AND THE PROPOSED MERGER CONSIDERATION) UPON ENTERING INTO A MERGER AGREEMENT WITH THE COMPANY, OR TO NEGOTIATE A MERGER AGREEMENT WITH THE COMPANY NOT INVOLVING A TENDER OFFER PURSUANT TO WHICH THE PURCHASER WOULD TERMINATE THE OFFER AND THE SHARES WOULD, UPON CONSUMMATION OF SUCH MERGER, BE CONVERTED INTO THE CONSIDERATION NEGOTIATED BY PARENT, THE PURCHASER AND THE COMPANY.

        The Offer is subject to the fulfillment of certain conditions, including the following:

  •
  The Company's stockholders shall have validly tendered and not withdrawn prior to the Expiration Date a number of Shares representing, including the Shares owned by Parent and Purchaser, at least a majority of all outstanding Shares on a fully diluted basis (the "Minimum Condition");

  •
  The Company Board shall have redeemed the Rights or Purchaser shall be satisfied that the Rights have been invalidated or are otherwise inapplicable to the Offer and the Proposed Merger (the "Rights Condition");

  •
  The Company Board shall have approved the Offer and the Proposed Merger pursuant to the requirements of Section 203 of the General Corporation Law of the State of Delaware or Purchaser shall be satisfied that Section 203 does not apply to or otherwise restrict the Offer and the Proposed Merger (the "Business Combination Condition");

  •
  Parent shall have received proceeds under the facilities contemplated by its commitment from National Bank of Canada sufficient, together with cash on hand, to consummate the Offer and the Proposed Merger (the "Facility Condition");

  •
  Any applicable waiting periods under applicable antitrust laws, including the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, shall have expired or terminated; and

  •
  Other terms and conditions described in Section 14 of this Offer to Purchase shall be satisfied.

        According to the Company Form 10-K, there were (i) 21,375,846 Shares issued and outstanding as of March 21, 2003, (ii) outstanding warrants to purchase 16,667 Shares on December 31, 2002, and (iii) outstanding options to purchase 3,227,611 Shares on December 31, 2002. For purposes of the Offer, "fully diluted basis" assumes that all outstanding warrants and stock options are presently exercisable.

        Based on the foregoing and assuming no additional Shares (or options, warrants or rights exercisable for, or securities convertible into, Shares) have been issued since March 21, 2003 (other than Shares issued pursuant to the exercise of the warrants and stock options referred to above), the Minimum Condition will be satisfied if 12,309,963 Shares are validly tendered and not withdrawn prior to the expiration of the Offer.

        In the event the Offer is terminated or not consummated, or after the expiration of the Offer and pending the consummation of the Proposed Merger, we may purchase additional Shares not tendered in the Offer. Such purchases may be made in the open market or through privately negotiated transactions, tender offers or otherwise. Any such purchases may be on the same terms as, or on terms more or less favorable to stockholders than, the terms of the Offer. Any possible future purchases by us will depend on many factors, including the results of the Offer, our business and financial position and general economic and market conditions.

        THIS OFFER TO PURCHASE AND RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

THE TENDER OFFER

1.    Terms of the Offer

        Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), Purchaser will accept for payment and pay for any and all Shares validly tendered prior to the Expiration Date and not properly withdrawn in accordance with Section 4 of this Offer to Purchase. The term "Expiration Date" means 5:00 p.m., New York City time, on May 23, 2003, unless Purchaser extends the period during which the Offer is open, in which event the term "Expiration Date" means the latest time and date on which the Offer, as so extended by Purchaser, expires.

        THE OFFER IS CONDITIONED UPON SATISFACTION OF THE MINIMUM CONDITION, THE RIGHTS CONDITION, THE BUSINESS COMBINATION CONDITION AND THE FACILITY CONDITION. SEE SECTION 14 OF THIS OFFER TO PURCHASE. THE OFFER IS ALSO SUBJECT TO OTHER TERMS AND CONDITIONS, INCLUDING THE EXPIRATION OR TERMINATION OF ANY APPLICABLE WAITING PERIODS UNDER APPLICABLE ANTITRUST LAWS, INCLUDING THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED (THE "HSR ACT"). SEE SECTION 16 OF THIS OFFER TO PURCHASE.

        Subject to applicable law, Purchaser may waive any or all conditions of the Offer. If by the initial Expiration Date or any subsequent Expiration Date any or all of the conditions to the Offer have not been satisfied or waived, the Purchaser may (i) terminate the Offer and promptly return all tendered Shares to tendering stockholders, (ii) waive all the unsatisfied conditions and, subject to any extension required by the rules and regulations of the Commission, purchase all Shares validly tendered prior to the Expiration Date and not properly withdrawn, or (iii) extend the Offer and, subject to the right of stockholders to withdraw Shares until the new Expiration Date, retain the Shares that have been tendered until the expiration of the Offer as extended.

        Subject to the applicable rules and regulations of the Commission, the Purchaser expressly reserves the right, at any time and from time to time, (i) to extend the period of time during which the Offer is open for any reason, by giving oral or written notice of such extension to the Depositary and (ii) to terminate or amend the Offer in any other respect by giving oral or written notice of such termination or amendment to the Depositary.

        Subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act, the Purchaser expressly reserves the right to (i) terminate or amend the Offer if any of the events set forth in Section 14 of this Offer to Purchase shall have occurred, or (ii) waive any condition or otherwise amend the Offer in any respect, in each case, by giving oral or written notice of such termination, waiver or amendment to the Depositary. Rule 14e-1(c) under the Exchange Act requires the Purchaser to pay the consideration offered or return the Shares tendered promptly after the termination or withdrawal of the Offer.

        Any extension, delay, termination, waiver or amendment of the Offer will be followed, as promptly as practicable, by public announcement thereof, which, in the case of an extension, will be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which Purchaser may choose to make any public announcement, subject to applicable law (including Rule 14d-4(d) under the Exchange Act, which requires that any material change in the information published, sent or given to stockholders in connection with the Offer be promptly disseminated to stockholders in a manner reasonably designed to inform stockholders of such change), Purchaser currently intends to make announcements by issuing a press release to PRNewswire and making any appropriate filing with the Commission. As used in this

Offer to Purchase, "business day" means any day other than a Saturday, Sunday or a federal holiday, and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

        If Purchaser makes a material change in the terms of the Offer, or if it waives a material condition of the Offer, Purchaser will disseminate additional tender offer materials and extend the Offer if and to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act or otherwise. The minimum period during which a tender offer must remain open following material changes in the terms of the Offer will depend upon the facts and circumstances, including the materiality, of the changes. With respect to a material change in the terms of the Offer, other than a change in price or a change in percentage of securities sought or a change in any dealer's soliciting fee, a minimum five business day period is generally required to allow for adequate dissemination to stockholders. With respect to a change in price or a change in percentage of securities sought or a change in any dealer's soliciting fee, a minimum ten business day period is generally required to allow for adequate dissemination to stockholders.

        Pursuant to Rule 14d-11 under the Exchange Act, the Purchaser may, subject to certain conditions, elect to provide a subsequent offering period of three business days to 20 business days in length following the expiration of the Offer and acceptance for payment of the Shares tendered in the Offer (a "Subsequent Offering Period"). A Subsequent Offering Period would be an additional period of time, following the first purchase of Shares in the Offer, during which stockholders may tender Shares not tendered in the initial offering period for the Offer.

        During a Subsequent Offering Period, tendering stockholders will not have withdrawal rights and the Purchaser will promptly purchase and pay for any Shares tendered at the same price paid in the Offer. Rule 14d-11 provides that the Purchaser may provide a Subsequent Offering Period so long as, among other things, (i) the initial minimum 20-business day period of the Offer has expired, (ii) the Purchaser offers the same form and amount of consideration for Shares in the Subsequent Offering Period as in the initial Offer, (iii) the Purchaser immediately accepts and promptly pays for all Shares tendered during the Offer prior to its expiration, (iv) the Purchaser announces the results of the Offer, including the approximate number and percentage of Shares deposited in the Offer, no later than 9:00 a.m., New York City time, on the next business day after the Expiration Date and immediately begins the Subsequent Offering Period, and (v) the Purchaser immediately accepts and promptly pays for Shares as they are tendered during the Subsequent Offering Period. If the Purchaser elects to include a Subsequent Offering Period, it will notify stockholders of the Company consistent with the requirements of the Commission.

        THE PURCHASER CURRENTLY DOES NOT INTEND TO INCLUDE A SUBSEQUENT OFFERING PERIOD IN THE OFFER, ALTHOUGH IT RESERVES THE RIGHT TO DO SO. PURSUANT TO RULE 14d-7(a)(2) UNDER THE EXCHANGE ACT, NO WITHDRAWAL RIGHTS APPLY TO SHARES TENDERED DURING A SUBSEQUENT OFFERING PERIOD AND NO WITHDRAWAL RIGHTS APPLY DURING THE SUBSEQUENT OFFERING PERIOD WITH RESPECT TO SHARES TENDERED IN THE OFFER AND ACCEPTED FOR PAYMENT. THE SAME CONSIDERATION WILL BE PAID TO STOCKHOLDERS TENDERING SHARES IN THE OFFER OR IN A SUBSEQUENT OFFERING PERIOD, IF ONE IS INCLUDED.

        A request is being made to the Company pursuant to Rule 14d-5 of the Exchange Act and under the DGCL for the use of the Company's stockholder lists and security position listings for the purpose of disseminating the Offer to stockholders. Upon compliance by the Company with this request and receipt of these lists or listings from the Company, this Offer to Purchase, the Letter of Transmittal and all other relevant materials will be mailed to record holders of Shares and will be furnished to brokers, dealers, banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the Company's stockholder lists, or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares by the Purchaser or, if it so elects, the materials will be mailed by the Company.

2.    Acceptance for Payment and Payment for Shares

        Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment and will pay for all Shares validly tendered prior to the Expiration Date and not properly withdrawn in accordance with Section 4 of this Offer to Purchase promptly after the Expiration Date. Purchaser expressly reserves the right, subject to compliance with the applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act, to delay acceptance for payment of, and thereby delay payment for, Shares if any of the conditions set forth in Section 14 of this Offer to Purchase have not been satisfied.

        In all cases, payment for Shares and Rights accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of:

            (i)  certificates for such Shares ("Share Certificates") and, if applicable, certificates for such Rights ("Rights Certificates"), or timely confirmation (a "Book-Entry Confirmation") of a book-entry transfer of such Shares and, if applicable, Rights (if such procedure is available) into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility"), pursuant to the procedures set forth in Section 3 of this Offer to Purchase;

          (ii)  the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with all required signature guarantees or, in the case of a book-entry transfer, an Agent's Message (as defined below); and

          (iii)  any other documents required by the Letter of Transmittal.

        The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares and, if applicable, the Rights that are the subject of the Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against the participant. See Section 3 of this Offer to Purchase.

        If Rights Certificates have been distributed to holders of Shares, such holders are required to tender Rights Certificates representing a number of Rights equal to the number of Shares being tendered in order to effect a valid tender of such Shares.

        For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not withdrawn as, if and when Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance of such Shares for payment. In all cases, payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from Purchaser and transmitting such payment to tendering stockholders. Upon the deposit of funds with the Depositary for the purpose of making payments to tendering stockholders, Purchaser's obligation to make such payment shall be satisfied, and tendering stockholders must thereafter look solely to the Depositary for payment of amounts owed to them by reason of the acceptance for payment of Shares pursuant to the Offer.

        If, the Purchaser extends the Offer, acceptance for payment of or payment for any Shares tendered pursuant to the Offer is delayed, or Purchaser is unable to accept for payment Shares tendered pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under this Offer to

Purchase, the Depositary may nevertheless retain tendered Shares on behalf of Purchaser, and such Shares may not be withdrawn, except to the extent that the tendering stockholders are entitled to withdrawal rights as described in Section 4 of this Offer to Purchase. However, the ability of the Purchaser to delay the payment for Shares that the Purchaser has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of stockholders promptly after the termination or withdrawal of such bidder's offer.

        UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID BY PURCHASER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

        If any tendered Shares and Rights, if applicable, are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, or if certificates are submitted representing more Shares and Rights, if applicable, than are tendered, certificates representing such unpurchased or untendered Shares and Rights, if applicable, will be returned, without expense to the tendering stockholder (or, in the case of Shares and Rights, if applicable, delivered by book-entry transfer to the Book-Entry Transfer Facility, such Shares and Rights, if applicable, will be credited to an account maintained within such Book-Entry Transfer Facility), promptly after the expiration, termination or withdrawal of the Offer.

        Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to one or more of its affiliates the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve Purchaser of its obligations under the Offer or prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment.

3.    Procedure for Tendering Shares and Rights

        Valid Tenders of Shares and Rights.    For Shares and Rights to be validly tendered pursuant to the Offer, a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and any other required documents, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedure set forth below. In addition, either (i) certificates representing such Shares and, if applicable, such Rights must be received by the Depositary along with the Letter of Transmittal or such Shares and, if applicable, such Rights must be tendered pursuant to the procedure for book-entry transfer set forth below and a Book-Entry Confirmation must be received by the Depositary, in each case prior to the Expiration Date or (ii) the guaranteed delivery procedure set forth below must be complied with. No alternative, conditional or contingent tenders will be accepted.

        Separate Delivery of Rights Certificates.    If the date upon which the Company distributes Rights Certificates to its stockholders pursuant to the Rights Agreement (the "Distribution Date") does not occur prior to the Expiration Date, a tender of Shares will also constitute a tender of the associated Rights. If the Distribution Date occurs and the Company distributes Rights Certificates prior to the time a stockholder's Shares are tendered pursuant to the Offer, in order for Rights and the corresponding Shares to be validly tendered, Rights Certificates representing a number of Rights equal to the number of Shares tendered must be delivered to the Depositary or, if book-entry delivery is available with respect to Rights, an Agent's Message must be received by the Depositary with respect thereto. If the Distribution Date occurs and the Rights Certificates are not distributed prior to the time Shares are tendered pursuant to the Offer, Rights may be tendered prior to a stockholder receiving Rights Certificates by use of the guaranteed delivery procedure described below. In any case, a tender of Shares constitutes an agreement by the tendering stockholder to deliver Rights Certificates representing a number of Rights equal to the number of Shares tendered pursuant to the Offer to the Depositary within three trading days of the date Rights Certificates are distributed. Purchaser reserves the right to require that the Depositary receive Rights Certificates, or an Agent's Message, if available, with respect to such Rights prior to accepting the related Shares for payment pursuant to the Offer if the Distribution Date occurs prior to the Expiration Date.

        If Purchaser declares that the Rights Condition is satisfied, Purchaser will not require delivery of Rights. Unless and until Purchaser declares that the Rights Condition is satisfied, holders of Shares will be required to tender one Right for each Share tendered to effect a valid tender of such Share.

        The method of delivery of Share Certificates, Rights Certificates, if applicable, and all other required documents, including delivery through the Book-Entry Transfer Facility is at the option and risk of the tendering stockholder, and the delivery will be deemed made only when actually received by the Depositary including, in the case of a book-entry transfer, by Agent's Message. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

        Book-Entry Transfer.    The Depositary will make a request to establish an account with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at the Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for transfer. Although delivery of Shares may be effected through book-entry at the Book-Entry Transfer Facility prior to the Expiration Date, (i) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer, and any other required documents, must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date or (ii) the guaranteed delivery procedures described below must be complied with.

        REQUIRED DOCUMENTS MUST BE TRANSMITTED TO AND RECEIVED BY THE DEPOSITARY AT ONE OF ITS ADDRESSES SET FORTH ON THE BACK COVER PAGE OF THIS OFFER TO PURCHASE. DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH SUCH BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

        If the Distribution Date occurs prior to the Expiration Date, the Depositary will also make a request to establish an account with respect to the Rights at the Book-Entry Transfer Facility, but no assurance can be given that book-entry delivery of Rights will be available. If book-entry delivery of Rights is available, the foregoing book-entry transfer procedures also will apply to Rights. Otherwise, if Rights Certificates have been issued, a tendering stockholder will be required to tender Rights by means of physical delivery of Rights Certificates to the Depositary (in which event references in this Offer to Purchase to Book-Entry Confirmations with respect to Rights will be inapplicable) or pursuant to the guaranteed delivery procedure set forth below.

        Signature Guarantee.    Signatures on the Letter of Transmittal must be guaranteed by a member in good standing of the Securities Transfer Agents Medallion Program, The New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program or by any other "eligible guarantor institution," as such term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing being referred to as an "Eligible Institution" and, collectively, as "Eligible Institutions"). Signatures on the Letter of Transmittal need not be guaranteed if the Shares tendered thereby are tendered (i) by a registered holder of Shares who has not completed either the box labeled

"Special Delivery Instructions" or the box labeled "Special Payment Instructions" on the Letter of Transmittal or (ii) for the account of any Eligible Institution. If the certificates evidencing Shares are registered in the name of a person or persons other than the signer of the Letter of Transmittal, or if payment is to be made, or delivered to, or certificates for unpurchased Shares are to be issued or returned to, a person other than the registered owner or owners, then the tendered certificates must be endorsed or accompanied by duly executed stock powers, in either case signed exactly as the name or names of the registered owner or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 to the Letter of Transmittal.

        Guaranteed Delivery.    If a stockholder desires to tender Shares and, if applicable, Rights pursuant to the Offer and such stockholder's Share Certificates and, if applicable, Rights Certificates are not immediately available or time will not permit all required documents to reach the Depositary prior to the Expiration Date or the procedure for book-entry transfer cannot be completed on a timely basis, such Shares and, if applicable, Rights may nevertheless be tendered if all of the following guaranteed delivery procedures are duly complied with:

            (i)  the tender is made by or through an Eligible Institution;

          (ii)  a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Purchaser herewith, is received by the Depositary, as provided below, prior to the Expiration Date; and

          (iii)  the Share Certificates and, if applicable, Rights Certificates for all tendered Shares and Rights, in proper form for transfer (or a Book-Entry Confirmation), together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), and any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and any other documents required by the Letter of Transmittal, are received by the Depositary within three trading days after the date of execution of such Notice of Guaranteed Delivery. If the Distribution Date occurs and the Rights Certificates are not distributed prior to the time Share Certificates are tendered, a tender of Share Certificates constitutes an agreement by the tendering stockholder to deliver Rights Certificates representing a number of Rights equal to the number of Shares tendered to the Depositary within three trading days of the date Rights Certificates are distributed. A "trading day" is any day on which the Nasdaq National Market is open for business.

        The Notice of Guaranteed Delivery may be delivered by hand or transmitted by telegram, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery. THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE STOCKHOLDER TENDERING SUCH SHARES. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED.

        Federal Income Tax Backup Withholding.    Under the United States federal income tax laws, the Depositary will be required to withhold 30% of the amount of any payments made to certain stockholders (who are not "exempt" recipients) pursuant to the Offer or the Proposed Merger. To avoid such backup withholding, each tendering United States Holder (as defined in Section 5 of this Offer to Purchase) must provide the Depositary with such holder's correct taxpayer identification number and certify that such holder is not subject to backup withholding by completing the Substitute Form W-9 included in the Letter of Transmittal, or otherwise establish to the satisfaction of the Depositary that such stockholder is not subject to backup withholding. See Instruction 8 of the Letter of Transmittal.

        Certain "exempt" recipients (including, among others, corporations, certain financial institutions and certain Non-United States Holders, as defined in Section 5 of this Offer to Purchase) are not subject to these backup withholding requirements. For a Non-United States Holder to qualify as an exempt recipient, that stockholder generally must submit an Internal Revenue Service ("IRS") Form W-8BEN (or other applicable IRS form), signed under penalties of perjury, attesting to that holder's exempt status. This form can be obtained from the Depositary. See Instruction 8 of the Letter of Transmittal.

        Determination of Validity.    All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Purchaser in its sole discretion, and its determination will be final and binding on all parties. Purchaser reserves the absolute right to reject any or all tenders of any Shares that are determined by it not to be in proper form or the acceptance of or payment for which may, in the opinion of Purchaser, be unlawful. Purchaser also reserves the absolute right to waive any of the conditions of the Offer, or any defect or irregularity in the tender of any Shares. Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the Instructions to the Letter of Transmittal) will be final and binding on all parties. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of Purchaser, Parent, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

        Appointment as Proxy.    By executing the Letter of Transmittal as set forth above (including through delivery of an Agent's Message), a tendering stockholder irrevocably appoints designees of Purchaser as such stockholder's attorneys-in-fact and proxies, each with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such stockholder's right with respect to the Shares and, if applicable, Rights tendered by such stockholder and accepted for payment by Purchaser (and any and all other Shares, Rights or other securities or rights issued or issuable in respect of such Shares or Rights on or after the date of this Offer to Purchase). All such powers of attorney and proxies shall be considered coupled with an interest in the tendered Shares and Rights. This appointment is effective upon the acceptance for payment of the Shares and Rights by Purchaser. Upon acceptance for payment, all prior powers of attorney and proxies given by the stockholder with respect to such Shares or Rights or other securities or rights will, without further action, be revoked and no subsequent proxies may be given or written consents executed (and, if given or executed, will not be deemed effective). The designees of Purchaser will, with respect to the Shares, Rights and other securities or rights, be empowered to exercise all voting and other rights of such stockholder as they in their sole judgment deem proper in respect of any annual or special meeting of the Company's stockholders, any adjournment or postponement thereof, actions by written consent in lieu of such meeting or otherwise. Purchaser reserves the right to require that, in order for Shares and Rights to be deemed validly tendered, immediately upon Purchaser's acceptance for payment of such Shares and Rights, Purchaser must be able to exercise full voting, consent and other rights with respect to such Shares and Rights and the other securities or rights issued or issuable in respect of such Shares and Rights, including voting at any meeting of stockholders (whether annual or special or whether or not adjourned) or acting by written consent without a meeting in respect of such Shares and Rights.

        The foregoing proxies are effective only upon acceptance for payment of Shares pursuant to the Offer. The Offer does not constitute a solicitation of proxies, absent a purchase of Shares, for any meeting of the Company's stockholders, which will be made only pursuant to separate proxy solicitation materials complying with the Exchange Act. THE GRANT OF A PROXY WITH RESPECT TO THE ANNUAL MEETING IS NOT A CONDITION TO THE TENDER OF SHARES INTO THE OFFER.

        A tender of Shares and Rights pursuant to any one of the procedures described above will constitute the tendering stockholder's acceptance of the terms and conditions of the Offer, as well as the tendering stockholder's representation and warranty that (i) such stockholder has the full power and authority to tender, sell, assign and transfer the tendered Shares and Rights (and any and all other Shares, Rights or other securities issued or issuable in respect of such Shares or Rights on or after the date of this Offer to Purchase), and (ii) when the same are accepted for payment by Purchaser, Purchaser will acquire good and unencumbered title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims. Purchaser's acceptance for payment of Shares and Rights tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and Purchaser upon the terms and subject to the conditions of the Offer.

4.    Withdrawal Rights

        Except as otherwise provided in this section, tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment pursuant to the Offer, may also be withdrawn at any time after June 8, 2003. A withdrawal of Shares will also constitute a withdrawal of the associated Rights. If purchase of or payment for Shares is delayed for any reason or if Purchaser is unable to purchase or pay for Shares for any reason, then, without prejudice to Purchaser's rights under the Offer, tendered Shares may be retained by the Depositary on behalf of Purchaser and may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as set forth in this section, subject to Rule 14e-1(c) under the Exchange Act, which provides that no person who makes a tender offer shall fail to pay the consideration offered or return the securities deposited by or on behalf of security holders promptly after the termination or withdrawal of the Offer.

        For a withdrawal to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name in which the certificates representing such Shares are registered, if different from that of the person who tendered the Shares. If Shares Certificates and, if applicable, associated Rights Certificates, to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer set forth in Section 3 of this Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by Purchaser, in its sole discretion, and its determination will be final and binding on all parties. None of Purchaser, Parent, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

        Any Shares properly withdrawn will be deemed not validly tendered for purposes of the Offer, but may be retendered at any subsequent time prior to the Expiration Date by following any of the procedures described in Section 3 of this Offer to Purchase.

        If Purchaser provides a Subsequent Offering Period following the Offer, no withdrawal rights will apply to Shares and Rights tendered during that Subsequent Offering Period or to Shares and Rights tendered in the Offer and accepted for payment.

5.    Certain United States Federal Income Tax Consequences

        The following is a summary of certain United States federal income tax consequences of the Offer and the Proposed Merger to holders whose Shares are properly tendered and accepted for payment pursuant to the Offer or whose Shares are converted to cash in the Proposed Merger (including pursuant to the exercise of appraisal rights). This summary is based on the Internal Revenue Code of 1986, as amended to the date of the Offer (the "Code"), applicable Treasury Regulations promulgated under the Code, published rulings, administrative pronouncements and judicial decisions, any changes to which could affect the tax consequences described in this Offer to Purchase (possibly on a retroactive basis).

        This summary addresses only Shares held as capital assets. It does not address all of the tax consequences that may be relevant to particular stockholders because of their personal circumstances (including certain financial institutions, brokers, dealers or traders in securities or commodities, insurance companies, "S" corporations, partnerships, expatriates, tax-exempt organizations, tax-qualified retirement plans, Non-United States Holders (as defined below), persons who are subject to alternative minimum tax, persons who hold Shares as a position in a "straddle" or as part of a "hedging" or "conversion" transaction, or persons that have a functional currency other the United States dollar). This summary may not be applicable with respect to Shares acquired as compensation, upon the exercise of stock options or under a tax-qualified retirement plan. The Offer is conditioned, in part, upon the Rights having been redeemed or invalidated or being otherwise inapplicable to the Offer and the Proposed Merger. This summary assumes the satisfaction of the Rights Condition and assumes that no portion of the consideration received by a stockholder pursuant to the Offer or the Proposed Merger is allocable to the Rights or the Rights Certificates. This summary does not address tax considerations arising under any state, local or foreign laws, or under United States federal estate or gift tax laws.

        STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM OF PARTICIPATING IN THE OFFER OR IN THE PROPOSED MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF UNITED STATES FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS.

        For purposes of this summary, a "United States Holder" is a beneficial owner of Shares that for United States federal income tax purposes is:

  •
  a citizen or resident of the United States;

  •
  a corporation or partnership (or other entity taxed as a corporation or partnership) created or organized under the laws of the United States or any State or the District of Columbia;

  •
  an estate the income of which is subject to United States federal income taxation regardless of its source; or

  •
  a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons has the authority to control all substantial decisions of the trust, and certain other trusts considered United States Holders for federal income tax purposes.

        A "Non-United States Holder" is a beneficial owner of Shares other than a United States Holder.

        The receipt of cash for Shares pursuant to the Offer or the Proposed Merger (including pursuant to the exercise of appraisal rights) will be a taxable transaction for federal income tax purposes. In general, a United States Holder who sells Shares pursuant to the Offer or whose Shares are converted to cash in the Proposed Merger (including pursuant to the exercise of appraisal rights) will recognize gain or loss equal to the difference between the holder's adjusted tax basis in such Shares and the amount of cash received therefore. Gain or loss must be determined separately for each block of

Shares (i.e., Shares acquired at the same cost in a single transaction) sold pursuant to the Offer or converted to cash in the Proposed Merger (including pursuant to the exercise of appraisal rights). Provided the Shares are capital assets in the hands of the stockholder, such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if, on the date of sale (or, if applicable, the date of the Proposed Merger), the Shares were held for more than one year. Long-term capital gains of non-corporate United States Holders are generally taxable at a maximum rate of 20%. If the Shares were held for one year or less, any gain or loss generally will be short-term capital gain or loss. The deduction of capital losses may be subject to limitation. If a United States Holder exercises such stockholder's appraisal rights and receives an amount treated as interest for federal income tax purposes, such amount will be taxed as ordinary income.

        Payments in connection with the Offer or the Proposed Merger may be subject to "backup withholding" at a rate of 30%. Backup withholding generally applies if the holder (a) fails to furnish such holder's social security number or tax payer identification number ("TIN"); (b) furnishes an incorrect TIN; (c) is subject to backup withholding due to previous failures to file a federal income tax return including reportable interest or dividend payments; or (d) under certain circumstances, fails to provide a certified statement, signed under penalties of perjury, that such holder is not subject to backup withholding due to previous failures to file a federal income tax return including reportable interest or dividend payments. Backup withholding is not an additional tax, but rather it is an advance tax payment that is subject to refund if, and to the extent that, it results in an overpayment of tax. Certain taxpayers generally are exempt from backup withholding (including corporations, certain financial institutions and certain Non-United States Holders). Certain penalties apply for failure to furnish correct information and for failure to include reportable payments in income. Each holder of Shares should consult with such holder's own tax advisor as to such holder's qualification for exemption from backup withholding and the procedure for obtaining such exemption. Tendering holders of Shares may be able to prevent backup withholding by completing the Substitute Form W-9 included in the Letter of Transmittal. See Section 3 of this Offer to Purchase.

6.    Price Range of Shares

        The Shares are listed and trade on the Nasdaq National Market under the symbol "SLXP." The following table sets forth, for the periods indicated, the high and low sale prices for the Shares on the Nasdaq National Market, as reported in the Company Form 10-K for the years ending December 31, 2001 and December 31, 2002 and as reported by published financial sources for the periods in 2003.

	High	Low
Year ending December 31, 2001:
First Quarter	$15.50	$8.50
Second Quarter	25.23	13.75
Third Quarter	24.95	9.15
Fourth Quarter	22.50	12.36
Year ending December 31, 2002:
First Quarter	$20.35	$12.90
Second Quarter	18.11	13.75
Third Quarter	15.21	5.95
Fourth Quarter	10.58	4.29
Periods in 2003:
First Quarter	$7.20	$5.00
Second Quarter (through April 9, 2003)	7.40	6.44

        On April 9, 2003, the last full trading day prior to the date of the public announcement of the Offer, the reported closing sale price per Share on the Nasdaq National Market was $7.28. Holders of Shares are urged to obtain current market quotations for the Shares.

        Prior to the Distribution Date, the Rights are attached to outstanding Shares and may not be traded separately. As a result, the sales prices per Share set forth above include the associated Rights. As a result of the commencement of the Offer, the Distribution Date may occur, after which the Rights separate and may begin trading apart from the Shares. In such event, we urge you to obtain current market quotations, if any, for the Rights.

7.    Effects of the Offer on the Market for the Shares and Nasdaq National Market Listing; Exchange Act Registration; Margin Regulations; Rights

        Effect on the Market for the Shares and Nasdaq National Market Listing.    The purchase of the Shares by Purchaser pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and will reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares held by stockholders other than Purchaser. According to the Company Form 10-K, as of March 21, 2003 there were approximately 3,000 holders of record of the Shares.

        Depending upon the number of Shares purchased pursuant to the Offer and the aggregate market value of any Shares not purchased pursuant to the Offer, the Shares may no longer meet the standards for continued listing on the Nasdaq National Market and may be delisted from the Nasdaq National Market. The published guidelines of the Nasdaq National Market indicate that the Nasdaq National Market would consider delisting the Shares if, among other things, the Company meets neither of the following listing requirements:

          (1)  the number of round lot holders of Shares should fall below 400, the number of publicly held Shares should fall below 750,000, the aggregate market value of the publicly held Shares should fall below $5,000,000, the minimum bid price for Shares should fall below $1 per Share, the stockholders' equity in the Company should fall below $10,000,000, or there should be less than two registered and active market makers providing quotations for the Shares or, alternatively,

          (2)  the market capitalization of the Company (or the Company's total assets and total revenue for the last completed fiscal year, respectively) should fall below $50,000,000, the number of round lot holders of Shares should fall below 400, the number of publicly held Shares should fall below 1,100,000, the aggregate market value of the publicly held Shares should fall below $15,000,000, the minimum bid price for Shares should fall below $3 per Share or there should be less than four registered and active market makers providing quotations for the Shares.

        To maintain its listing on the Nasdaq National Market the Company must meet either of the listing requirements.

        To the extent the Shares are delisted from the Nasdaq National Market, the market for the Shares could be adversely affected. If the Nasdaq National Market were to delist the Shares, it is possible that the Shares would continue to trade on another exchange or in the over-the-counter market and that price quotations for the Shares would be reported by other sources. The extent of the public market for the Shares and the availability of such quotations would, however, depend on the number of holders of Shares remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act, as described below, and other factors. Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly, if any, effected by the Offer would have an adverse or beneficial effect on the market price for or marketability of the Shares or whether it would cause future market prices to be greater or less than the Offer Price.

        If the Shares are not delisted prior to the Proposed Merger, then the Shares will cease to be listed on the Nasdaq National Market following the Proposed Merger.

        Exchange Act Registration.    The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application by the Company to the Commission if there are fewer than 300 holders of record of Shares. It is the intention of Purchaser to seek to cause an application for such termination to be made as soon after consummation of the Offer as the requirements for termination of registration of the Shares are met. If such registration were terminated, the Company would no longer legally be required to disclose publicly in proxy materials distributed to stockholders the information that it now must provide under the Exchange Act or to make public disclosure of financial and other information in annual, quarterly and other reports required to be filed with the Commission under the Exchange Act, and the executive officers and directors of the Company and beneficial owners of more than 10% of the Shares would no longer be subject to the "short-swing" insider trading reporting and profit recovery provisions of the Exchange Act. Furthermore, if such registration were terminated, persons holding "restricted securities" of the Company may be deprived of their ability to dispose of such securities under Rule 144 or Rule 144A promulgated under the Securities Act of 1933, as amended.

        If registration of the Shares is not terminated prior to the Proposed Merger, then the registration of the Shares under the Exchange Act will be terminated following the Proposed Merger.

        Margin Regulations.    The Shares are currently "margin securities," as such term is defined under the rules of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such securities. Depending upon factors similar to those described above regarding listing and market quotations, following the Offer it is possible that the Shares might no longer constitute "margin securities" for purposes of the margin regulations of the Federal Reserve Board, in which event such Shares could no longer be used as collateral for loans made by brokers.

        Rights.    After the Distribution Date, Rights Certificates are to be sent to all holders of Rights. If the Distribution Date has occurred and the Rights separate from the Shares, the foregoing discussion with respect to the effect of the Offer on the market for the Shares, the Nasdaq National Market listing and Exchange Act registration would apply to the Rights in a similar manner.

8.    Certain Information Concerning the Company

        Except as otherwise set forth herein, the information concerning the Company contained in this Offer to Purchase has been taken from or based upon publicly available documents and records on file with the Commission and other public sources and is qualified in its entirety by reference thereto. None of Parent, Purchaser, the Dealer Manager, the Information Agent or the Depositary assume any responsibility for the accuracy or completeness of the information contained in such documents and records, or for any failure by the Company to disclose events that may have occurred or may affect the significance or accuracy of any such information but that are unknown to Parent, Purchaser, the Dealer Manager, the Information Agent or the Depositary.

        According to the Company Form 10-K, the Company is a Delaware corporation, with principal executive offices at 8540 Colonnade Center Drive, Suite 501, Raleigh, North Carolina 27615. The telephone number of the Company's executive offices is (919) 862-1000. According to the Company Form 10-K, the Company is a specialty pharmaceutical company dedicated to acquiring, developing and commercializing prescription drugs used in the treatment of a variety of gastrointestinal diseases, which are those affecting the digestive tract.

        The Company is subject to the informational requirements of the Exchange Act and in accordance therewith files periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. The Company is required to disclose in such proxy statements certain information, as of particular dates, concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities and any material interests of such persons in transactions with the Company. Such reports, proxy statements and other information may be inspected at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. Information regarding the public reference facilities may be obtained from the Commission by telephoning 1-800-SEC-0330. The Company's filings are also available to the public on the Commission's Internet site (http://www.sec.gov). Copies of such materials also may be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates.

9.    Certain Information Concerning Parent and Purchaser

        Purchaser.    Purchaser is a Delaware corporation and a wholly owned subsidiary of Parent. To date, Purchaser has not conducted any business other than that incident to its formation and the commencement of the Offer. The principal executive offices of Purchaser are located at 22 Inverness Center Parkway, Suite 310, Birmingham, Alabama 35242. The telephone number of the Purchaser's executive offices is (205) 991-8085.

        Parent.    Parent is a corporation incorporated under the Canada Business Corporations Act. Parent is involved in the research, development, marketing and selling of pharmaceutical products, mainly in the field of gastroenterology. The principal executive offices of Parent are located at 597 Laurier Blvd., Mont Saint-Hilaire, Quebec, J3H 6C4, Canada. The telephone number of the Parent's executive office is (450) 467-5138.

AXCAN PHARMA INC.
SUMMARY CONSOLIDATED FINANCIAL DATA

        The following summary consolidated financial data set forth below for each of the years ended September 30, 2000, 2001 and 2002 have been derived from Parent's audited consolidated financial statements, which were audited by Raymond Chabot Grant Thornton, general partnership, independent auditors, and are incorporated herein by reference to Parent's Report of Foreign Issuer on Form 6-K, filed with the Securities and Exchange Commission on February 25, 2003. The summary consolidated financial data for the three months ended December 31, 2001 and December 31, 2002 and as of December 31, 2002 have been derived from Parent's unaudited consolidated interim financial statements, and are incorporated herein by reference to Exhibit 99.1 ("Press Release Dated February 6, 2003") to Parent's Report of Foreign Issuer on Form 6-K, filed with the Securities and Exchange Commission on February 13, 2003. Parent's consolidated financial statements are prepared in accordance with U.S. GAAP. You should read this table in conjunction with Parent's audited consolidated financial statements and related notes and Parent's unaudited consolidated interim financial statements and related notes. The summary consolidated financial data for the three months ended December 31, 2002 are not necessarily indicative of the results that can be expected for the full fiscal year ending September 30, 2003.

				Three months ended December 31,
	Fiscal year ended September 30,
Statement of operations data
	2000(1)	2001(1)	2002	2001	2002
	(dollars in thousands)
Revenue	$86,869	$103,814	$132,404	$28,522	$37,846

Cost of goods sold	22,268	26,381	34,039	7,379	9,069
Selling and administrative expenses	31,821	38,185	49,392	12,146	14,630
Research and development expenses	7,066	7,243	8,855	1,718	2,101
Depreciation and amortization	10,410	11,829	7,546	1,775	2,038

	71,565	83,638	99,832	23,018	27,838

Operating income	15,304	20,176	32,572	5,504	10,008

Financial expenses	9,790	3,523	1,164	159	376
Interest income	(1,072)	(981)	(912)	(105)	(283)

	8,718	2,542	252	54	93

Income before income taxes	6,586	17,634	32,320	5,450	9,915
Income taxes	2,446	5,809	11,132	1,853	3,358

Income from continuing operations	4,140	11,825	21,188	3,597	6,557
Income from discontinued operations	1,796	—	—	—	—

Net income	$5,936	$11,825	$21,188	$3,597	$6,557

(footnotes appear on following page)

	Fiscal year ended September 30,			Three months ended December 31,
	2000(1)	2001(1)	2002	2001	2002
	(in thousands, except per share amounts)
Per common share:
Basic
Income from continuing operations	$0.15	$0.32	$0.51	$0.09	$0.15
Income from discontinued operations	0.07	—	—	—	—
Net Income	$0.22	$0.32	$0.51	$0.09	$0.15
Diluted:
Income from continuing operations	$0.15	$0.32	$0.50	$0.09	$0.14
Income from discontinued operations	0.07	—	—	—	—
Net Income	$0.22	$0.32	$0.50	$0.09	$0.14
Weighted average number of shares:
Basic	26,575	35,833	41,665	38,427	44,867
Diluted	26,792	36,531	42,528	39,281	45,570

(1)
Parent has adopted SFAS No. 141, "Business Combinations," and No. 142, "Goodwill and Other Intangible Assets," effective October 1, 2001 and Parent no longer amortizes its goodwill and trademarks with infinite life. Intangible assets with finite life will continue to be amortized over their estimated useful lives. The following table presents net income and basic net income per share as reported for the prior years and corresponding information recalculated as a result of applying the new standards on intangible assets and goodwill:

	Fiscal year ended September 30,			Three months ended December 31,
	2000	2001	2002	2001	2002
	(dollars in thousands, except per share amounts)
Net income	$5,936	$11,825	$21,188	$3,597	$6,557
Amortization of intangible assets with infinite life and goodwill	4,453	4,448	—	—	—
Adjusted net income	$10,389	$16,273	$21,188	$3,597	$6,557
Basic net income per share	$0.22	$0.32	$0.51	$0.09	$0.15
Amortization of intangible assets with infinite life and goodwill	0.17	0.13	—	—	—
Adjusted basic net income per share	$0.39	$0.45	$0.51	$0.09	$0.15

				Three months ended December 31,
	Fiscal year ended September 30,
Other financial data
	2000(1)	2001(1)	2002	2001	2002
	(dollars in thousands)
EBITDA(2)	$25,714	$32,005	$40,118	$7,279	$12,046
Cash flows from operating activities of continuing operations	$11,285	$16,390	$35,331	$9,917	$21,293
Ratio of earnings to fixed charges	0.59	0.14	0.03	0.03	0.02
Balance sheet data	As of December 31, 2002
(dollars in thousands, except per share amount)
Cash and cash equivalents	$24,031
Short-term investments available for sale	5,992
Working capital	40,674
Total assets	381,938
Long-term debt (including current position)	8,735
Total shareholders' equity	305,569
Book value per share	6.81

(2)
EBITDA is defined as net income before financial expenses, interest income, depreciation and amortization and income taxes. Parent uses this measure because it believes that it is a useful indicator of its ability to meet debt service and capital expenditure requirements. In addition, based on its commitment from National Bank of Canada, EBITDA will be used as part of Parent's financial covenant calculations in Parent's new senior bank facility. See Section 10 of this Offer to Purchase. EBITDA is not intended as an alternative measure of operating income or cash flow from operations as determined in accordance with GAAP. Because EBITDA is not calculated identically by all companies, the presentation herein may not be comparable to other similarly titled measures of other companies. The reconciliation of cash flows from operating activities of continuing operations as determined in accordance with GAAP to EBITDA is summarized as follows:

	Fiscal year ended September 30,			Three months ended December 31,
	2000	2001	2002	2001	2002
	(dollars in thousands)
Cash flows from operating activities of continuing operations	$11,285	$16,390	$35,331	$9,917	$21,293
Non-controlling interest	—	249	363	90	54
Amortization of deferred financial expenses	—	—	(247)	—	(25)
Amortization of deferred debt issue expenses	(473)	—	—	—	—
Gain on disposal of assets	37	141	—	—	—
Foreign currency fluctuation	(320)	(102)	(507)	(329)	5
Deferred income taxes	(1,245)	(1,974)	(2,378)	(219)	(2,467)
Share in net loss of companies subject to significant influence	(125)	—	—	—	—
Share in net loss of joint ventures	(81)	(39)	(46)	8	(55)
Changes in working capital items from continuing operations	5,472	8,989	(3,782)	(4,095)	(10,210)
Financial expenses	9,790	3,523	1,164	159	376
Interest income	(1,072)	(981)	(912)	(105)	(283)
Income taxes	2,446	5,809	11,132	1,853	3,358

EBITDA	$25,714	$32,005	$40,118	$7,279	$12,046

        Parent is a Canadian foreign private issuer subject to the informational requirements of the Exchange Act and in accordance therewith files reports and other information with the Commission relating to its business, financial condition and other matters. Such reports and other information are available for inspection and copying at the offices of the Commission in the same manner as set forth with respect to the Company in Section 8 of this Offer to Purchase.

        The name, business address and telephone number, citizenship, present principal occupation and employment history of each of the directors and executive officers of Parent and the Purchaser are set forth in Annex I of this Offer to Purchase.

        Purchaser owns beneficially and of record a total of 100 Shares. Purchaser acquired its Shares on April 7, 2003 at a price of $7.00 per share in an open market purchase. Except as described above, neither Parent nor Purchaser and, to the best knowledge of the Purchaser and Parent, none of the persons listed on Annex I to the Offer to Purchase owns beneficially or of record any Shares or has effected any transactions in the Shares in the past 60 days.

10.  Source and Amount of Funds

        The Purchaser estimates the total amount of funds required to acquire all outstanding Shares pursuant to the Offer (including Shares that Purchaser expects to be issued upon the exercise of options and warrants that have an exercise price of less than the Offer Price) and to pay related fees and expenses will be approximately $211 million. Purchaser plans to obtain all funds needed for the Offer and the Proposed Merger through a capital contribution or advances from Parent.

        Commitment.    Parent has obtained a commitment (the "Commitment") from National Bank of Canada (the "Lead Arranger") to provide senior secured bank financing (the "Proposed Credit Facilities") to Parent in an aggregate amount not to exceed $150 million. The Proposed Credit Facilities will replace Parent's existing $55 million credit agreement. A copy of the Commitment is attached as an exhibit to the Tender Offer Statement on Schedule TO, filed with the Commission on April 10, 2003, and is incorporated herein by reference.

        A combination of cash on hand and borrowings under the Proposed Credit Facilities will provide sufficient funds to purchase all Shares tendered in the Offer and to consummate the Proposed Merger and to pay related fees and expenses. As of March 31, 2003, Parent had approximately $150 million in cash and cash equivalents.

        The Lead Arranger has informed the Parent that it intends to solicit commitments from other financial institutions with respect to the Proposed Credit Facilities.

        The Commitment terminates in the event that the Parent elects not to proceed with the Proposed Credit Facilities or the Offer and the Proposed Merger, or if the definitive credit agreement documentation has not been executed and the conditions to the initial drawdown satisfied by July 9, 2003 or such later date as may be agreed by the parties. The Commitment is also subject to termination (i) in the event that any facts, events or circumstances, in the Lead Arranger's good faith determination, materially adversely affect the business, assets, financial condition, operations or prospects of Parent or the Parent's ability to consummate the Offer and the Proposed Merger; (ii) the occurrence of a material disruption of or material adverse change in financial, banking or capital market conditions that, in the Lead Arranger's judgment, could materially impair the syndication of the Proposed Credit Facilities; and (iii) in the event that Parent offers, places or arranges any indebtedness or other bank financing other than the Proposed Credit Facilities.

        The following is a description of the material terms and conditions of the Proposed Credit Facilities as have been agreed to in the Commitment. The actual terms and conditions of the credit facilities contemplated by the Commitment will be set forth in definitive documentation to be negotiated between Parent and the Lead Arranger and may vary from the description set forth below.

        Facility Structure.    The Proposed Credit Facilities will be comprised of:

  •
  a 364-day revolving credit facility (the "Revolving Facility") in the aggregate amount of up to $75,000,000, which Parent will have the option to extend for additional 364-day revolving periods or to convert amounts outstanding thereunder to a two-year non-revolving term credit facility; and

  •
  a three-year non-revolving term credit facility (the "Term Facility") in the aggregate amount of up to $75,000,000.

        The Term Facility may be used by the Parent to finance a portion of the purchase price to be paid by the Purchaser for the Shares, and the Revolving Facility may be used, as needed, for the purchase of the Shares, the refinancing of Parent's existing credit facilities (including related fees and expenses) and for general corporate purposes. Following Parent's expenditure of cash and cash equivalents up to a specified amount, Parent may make drawdowns first under the Term Facility and then under the Revolving Facility (subject, in each case, to the drawdown conditions described below).

        Amounts will be drawable under the Revolving Facility as Canadian prime rate or U.S. base rate loans, bankers acceptances, LIBOR loans, letters or credit or letters of guarantee, and under the Term Facility as U.S. base rate or LIBOR loans. Amounts drawn under the Proposed Credit Facilities are expected to bear interest at either (i) the applicable margin in excess of the U.S. prime base rate or (ii) the applicable margin in excess of the LIBOR rate. The applicable interest rate margin for the revolving credit facility ranges from 0.50% to 2.00% for U.S. prime base rate loans and 1.50% to 3.00% for LIBOR loans, based upon Parent's ratio of total debt to EBITDA, and includes a 0.25% premium for conversion to a two-year term credit facility. The applicable interest rate margin for the three-year term credit facility ranges from 0.75% to 2.00% for U.S. prime base rate loans and 1.75% to 3.00% for LIBOR loans, based upon Parent's ratio of total debt to EBITDA.

        Security.    All obligations under the Proposed Credit Facilities will be secured by a first priority security interest on Parent's present and future property and the present and future property of Parent's material subsidiaries, including a pledge of all of Parent's shares or other ownership interests in each of its material subsidiaries. The Purchaser will be required to pledge any Shares acquired in the Offer as security for obligations under the Proposed Credit Facilities. Obligations under the Proposed Credit Facilities will also be guaranteed by each of Parent's material subsidiaries.

        Repayments.    Amounts drawn under the Proposed Credit Facilities will be subject to principal repayment and mandatory pre-payment provisions. With respect to the Revolving Facility, during the 2 year term period, Parent will be required to make quarterly repayments of the outstanding principal amount, such that the final payment does not exceed 50% of the loan amount. With respect to the Term Facility, Parent will not be required to make repayments of capital during the first year and, thereafter, will be required to make quarterly repayments of 12.5% of the loan amount. Parent will be required to make mandatory prepayments of the term facilities in the amount of the (i) net after-tax cash proceeds from the sales of assets or other property (excluding proceeds from sales of assets not exceeding 5% of Parent's consolidated assets and ordinary course sales of accounts receivable and inventory); (ii) net cash proceeds from the issuance of equity and similar securities of the Parent (excluding certain approved equity issuances for acquisition purposes); (iii) net cash proceeds received from the incurrence of indebtedness by the Parent or its material subsidiaries, other than permitted indebtedness; and (iv) with respect to the three-year term credit facility, an amount equal to 50% of the Parent's excess cash flow. The Parent will have the right to voluntarily prepay amounts under the Proposed Credit Facilities without premium or penalty, subject to customary breakage costs.

        Conditions to Drawdowns.    Borrowings under the Proposed Credit Facilities at the closing of the Offer (or any extension thereof) and in connection with the Proposed Merger will be subject to customary conditions precedent, including, among others:

  •
  execution and delivery of a definitive credit agreement, security documentation and required opinions, documents, declarations, certificates, agreements and notices;

  •
  the Lead Arranger's reasonable satisfaction with any material changes to the terms and structure of the Offer, and the continued effectiveness of the related documentation;

  •
  the satisfaction of the Minimum Condition;

  •
  no injunction or other pending litigation that would have a material adverse effect on the Parent, its material subsidiaries, the Company and its subsidiaries, taken as a whole;

  •
  repayment of any amounts outstanding under the Purchaser's existing credit agreement and release of existing liens;

  •
  receipt of any necessary material regulatory and governmental approvals; and

  •
  absence of a default or event of default.

        Covenants; Default.    The Proposed Credit Facilities will contain customary affirmative and negative covenants applicable to Parent and its subsidiaries. Affirmative covenants will include, without limitation, compliance with certain financial ratios, provision of financial information, and the completion of the acquisition of the Shares within a specified period following completion of the Offer. Negative covenants under the Proposed Credit Facilities will restrict the ability of Parent and its subsidiaries to, among other things:

  •
  create liens;

  •
  incur additional indebtedness in excess of $10 million;

  •
  make certain acquisitions or investments;

  •
  make certain capital or research and development expenditures; and

  •
  make certain distributions.

        In addition, the Proposed Credit Facilities will contain customary events of default, including, without limitation:

  •
  non-payment of principal, interest, fees or other amounts;

  •
  violations of covenants;

  •
  insolvency events;

  •
  breach of representations, warranties or obligations; and

  •
  the occurrence of any material adverse change.

        Although no definitive plan or arrangement for repayment of borrowings under the Proposed Credit Facility has been made, Parent expects to repay any borrowings will be repaid with cash flow from operations and funds from other sources, which may include cash on hand at the Company, the proceeds of future bank refinancings, and the public or private sale of equity securities and any proceeds from asset dispositions.

        The Offer is contingent on Parent having received proceeds under the Proposed Credit Facilities contemplated by its commitment from National Bank of Canada sufficient, together with cash on hand, to consummate the Offer and the Proposed Merger. Given Parent's current cash balance and access to the Proposed Credit Facilities contemplated by its commitment from National Bank of Canada, Parent has not secured alternative financing sources for the Offer or the Proposed Merger.

11.  Background of the Offer; Contacts with the Company

        From time to time over the past four years, as part of Parent's on-going evaluation of strategic alternatives for developing its business, representatives of Parent have had discussions and meetings with representatives of the Company. During this period, Parent and the Company evaluated licensing and co-marketing opportunities with respect to certain of the Company's gastroenterological products and, on certain occasions, considered a possible acquisition of the Company by Parent. These discussions never progressed beyond preliminary stages and did not result in any transaction between Parent and the Company or any formal proposal by Parent to acquire the Company.

        On April 30, 1999, Randy W. Hamilton, who was at the time President and Chief Executive Officer and Chairman of the Board of the Company, wrote Léon F. Gosselin, President and Chief Executive Officer and Chairman of the Board of Parent, notifying Mr. Gosselin that the Board of Directors of the Company had directed management to contact potential companies with which the Company could merge or form a strategic alliance. In this letter, Mr. Hamilton indicated that, based on a comprehensive search of companies with similar strategies and product focus to the Company, the Company's management believed that Parent might be interested in pursuing a transaction with the Company. Mr. Hamilton included introductory investor information regarding the Company with his letter and indicated that the Company would welcome discussions with Parent. Mr. Hamilton also indicated that the Company's goal was to receive offers by the end of May 1999 and to enter into exclusive negotiations with one company.

        On May 19, 1999, Mr. Gosselin wrote Mr. Hamilton informing him that it would be difficult for Parent to meet the May 1999 deadline or to pursue such a transaction prior to the end of the summer. During this time, Parent was actively negotiating several strategic transactions, including, most significantly, its $97.7 million acquisition of the majority interest in Scandipharm, Inc., which it completed in August 1999. In his letter, Mr. Gosselin encouraged Mr. Hamilton to contact him in

June 1999 if the Company was unsuccessful in its strategy to find a purchaser or strategic alliance partner.

        On December 14, 1999, Mr. Gosselin wrote Mr. Hamilton to propose a meeting in January 2000 in San Francisco, California to examine the possibility of an association between Parent and the Company. In this letter, Mr. Gosselin noted that, as a result of the Scandipharm acquisition, Axcan now had a North American sales and marketing organization of over 100 people and therefore capacity to add additional gastroenterological products to its portfolio.

        On January 12, 2000, Mr. Gosselin and Bertrand Bolduc, who was Vice President-Corporate Development of Parent, met with Mr. Hamilton in San Francisco, California. In this meeting, Mr. Hamilton discussed the Company's desire to sell or license the European marketing rights to its balsalazide disodium product, which is indicated for the treatment of ulcerative colitis, and to use the proceeds to fund the United States launch of the product (currently marketed as Colazal® in the US) and possibly its rifaximin product (known as Lumenax™). Mr. Gosselin and Mr. Bolduc communicated to Mr. Hamilton their belief that, given Parent's ability to market both products in the United States and in other markets, an acquisition of the Company by Parent could be a preferable alternative to a licensing arrangement.

        On January 18, 2000, Mr. Gosselin wrote Mr. Hamilton to confirm Parent's continued interest in evaluating a possible acquisition of the Company and requested that the Company's Board of Directors allow Parent to conduct limited due diligence in order to prepare and submit an offer. Mr. Gosselin indicated that Parent was prepared to sign an appropriate non-disclosure agreement to preserve confidentiality of the Company's information and requested the cooperation of the Company's management to move forward quickly.

        On February 3, 2000, Mr. Gosselin received a letter from Robert P. Ruscher, who was at the time President and Chief Executive Officer and who is now Executive Chairman of the Board of the Company, enclosing a non-disclosure agreement. Notwithstanding Mr. Gosselin's expressed interest in evaluating a possible acquisition of the Company, the proposed non-disclosure agreement indicated only that the Parent and Company wished to explore a business possibility regarding the Company's products and related matters. In addition, the proposed agreement included a standstill provision, which sought Parent's agreement to:

  "not propose to the Company or any other person any transaction between it and the Company and/or its security holders or involving any of the Company's securities or securities holders unless the Company shall have requested in writing that [Parent] make such a proposal, and that [Parent] will not acquire, or assist, advise, encourage any other persons in acquiring, directly or indirectly, (1) control of the Company or (2) any of the Company's securities, business or assets for a period of two years from the date of this agreement unless the Company shall have consented in advance in writing to such acquisition."

        On March 13, 2000, Mr. Gosselin wrote Mr. Ruscher and reiterated that Parent remained interested in evaluating a possible acquisition of the Company. Mr. Gosselin noted that the limited purposes and standstill provisions in the proposed non-disclosure agreement were inconsistent with Parent's desire to evaluate such a transaction. Mr. Gosselin enclosed a confidentiality agreement executed on behalf of Parent, which contained a purpose consistent with Parent's expressed interest in acquiring the Company and did not contain a standstill provision. The Company never signed or responded to the proposed confidentiality agreement.

        In his March 13, 2000 letter, Mr. Gosselin also reiterated Parent's ability to market the Company's Colazal® (balsalazide) and rifaximin products in the United States as well as in other markets. For this reason, Mr. Gosselin suggested that an acquisition of the Company may be preferable to the Company's stated desire merely to sell or license European marketing rights.

        On August 31, 2000, Mr. Gosselin wrote Mr. Hamilton again and requested a meeting in early October 2000. In his letter, Mr. Gosselin noted that Parent remained open to the possibility of joint marketing efforts with respect to the Company's products as well as other forms of cooperation. In addition, Mr. Gosselin updated Mr. Hamilton on some recent developments in Parent's business and Parent's ability to assist the Company in marketing and developing its balsalazide product, as well as other transactions.

        On September 1, 2000, Mr. Gosselin received a letter from Mr. Ruscher in response to his August 31, 2000 letter. Mr. Ruscher informed Mr. Gosselin that he was the President and Chief Executive of the Company, that the Company's corporate headquarters were in Raleigh, North Carolina, and that future communication should be directed to him at that address. Mr. Ruscher further indicated that the Company had received many offers from companies regarding the co-promotion of the Colazal® product, but that the Company intended to market the drug directly in the United States using its own sales force.

        At various times during 2001 and 2002, David W. Mims, Executive Vice President and Chief Operating Officer and a Director of Parent, had conversations with Mr. Ruscher regarding business conditions generally, the changing market for companies in the field of pharmaceutical gastroenterology and the rationale for a merger or other business combination between Parent and the Company.

        On or about June 2002, Mr. Gosselin and Mr. Mims met with Mr. Ruscher in New York at an industry conference. Adam Derbyshire, Chief Financial Officer of the Company also attended part of the meeting. Mr. Mims expressed Parent's continued interest in entering into a merger or other business combination with the Company. Mr. Ruscher stated that he would not be comfortable entering into a transaction with Parent if the combined company were headquartered in Canada and that he did not desire to own stock of a Canadian company. In addition, Mr. Ruscher suggested that he did not believe it was advantageous for a combined company to continue to have securities listed on both the Nasdaq National Market and the Toronto Stock Exchange.

        On July 15, 2002, the Company announced strategic modifications to its leadership structure, including the resignation of Mr. Hamilton as a director of the Company and the appointment of Carolyn Logan as a director. Ms. Logan had been named President and Chief Executive Officer of the Company, succeeding Mr. Ruscher in both positions. Subsequent to the Company's announcement, Mr. Ruscher and Mr. Mims had a telephone conversation about these management changes and the related shift in the Company's operational strategy. During this conversation, Mr. Mims advised Mr. Ruscher of Parent's continued interest in discussing a merger or other business combination with the Company.

        On July 15, 2002, the Company announced that it had in-licensed rights to a pellet form of mesalamine under an agreement with Dr. Falk Pharma GmbH. On July 23, 2002, François Painchaud, a partner at the law firm of Léger Robic Richard g.p. and the Corporate Secretary and a Director of Parent, sent a letter to Dr. Falk Pharma GmbH and certain related entities notifying them that Parent considered the license agreement between Dr. Falk Pharma GmbH and the Company to be in breach of an existing non-competition agreement between the Falk group and Parent. On the same day, Mr. Painchaud sent a letter to Mr. Ruscher enclosing a copy of his letter to the Falk group and notifying Mr. Ruscher that Parent intended to pursue the matter directly with the Falk group.

        In December 2002 and early January 2003, Mr. Gosselin and Mr. Mims spoke to Mr. Ruscher on several occasions about Parent's continued interest in entering into a merger or other business combination with the Company. Mr. Ruscher reiterated the concerns he had raised during the June 2002 meeting with Mr. Gosselin and Mr. Mims. He added that, if these concerns could be addressed, as a next step it would make sense that Parent and Company evaluate which employees would be best suited to be retained and in which positions in a combined company. Mr. Ruscher also informed Mr. Mims that he would expect to be named to the board of directors of a combined company, but would not intend to serve as an officer. Mr. Ruscher indicated that the Company might be open to discussions with Parent to assess the value of a combined company.

        During December 2002 and early January 2003, Mr. Gosselin and Jocelyn Pelchat, who is Vice President, Business Development and Export Operations of Parent, exchanged various e-mail messages with Mr. Ruscher and his representatives for the purpose of scheduling a meeting to discuss a merger or other business combination between Parent and the Company. After several messages were exchanged, Mr. Ruscher agreed to schedule a meeting in New York City on January 30, 2003, which was to be attended by representatives of Parent and the Company.

        On January 10, 2003, the Company issued a press release announcing that its Board of Directors had adopted a new stockholder rights plan and authorized the redemption of the rights under its previous stockholder rights plan.

        On January 24, 2003, Mr. Gosselin sent a letter to Mr. Ruscher stating that the "possibility of combining our respective businesses" in a negotiated transaction was a "very high priority" to Parent. In this letter, Mr. Gosselin set forth a list of advantages of combining Parent and the Company, including: (i) increased market capitalization, (ii) increased shareholder base, float and trading volumes, (iii) increased revenue base, (iv) continued profitability, (v) greater potential for short-term and medium-term growth, (vi) expanded and highly motivated sales force, and (vii) increased research and development activities. Mr. Gosselin confirmed that Parent intended to proceed expeditiously to consummate a transaction.

        On January 27, 2003, Mr. Ruscher's executive assistant sent an e-mail message to Mr. Gosselin's assistant canceling the meeting planned for January 30, 2003. In the e-mail, Mr. Ruscher's assistant indicated that Mr. Ruscher would send a follow-up message regarding the meeting shortly.

        On or about January 28, 2003, Mr. Mims left a voice mail message for Mr. Ruscher expressing concern about the abrupt cancellation of the meeting. In his message, Mr. Mims requested that Mr. Ruscher contact him to reschedule the meeting.

        Mr. Ruscher left a voice mail message in response to Mr. Mims's prior voice mail, in which he stated that the Company's Board of Directors had held a meeting and had discussed the combination proposals previously suggested by Parent. In his message to Mr. Mims, Mr. Ruscher asserted that, given the market price of the shares, he and the Company's Board of Directors believed that the Company was undervalued. Mr. Ruscher added that the Company had received various expressions of interest from "bottom feeders."

        In early February 2003, Mr. Gosselin and Mr. Ruscher tentatively scheduled a meeting to be held before the end of February.

        On February 14, 2003, Mr. Painchaud wrote the Company to confirm that Parent no longer considered the license agreement between the Company and Dr. Falk Pharma GmbH to be in breach of the non-competition agreement between the Falk group and Parent.

        On February 18, 2003, Mr. Gosselin e-mailed Mr. Ruscher to confirm that the matters referred to in the February 14, 2003 letter to the Company had been settled. Mr. Gosselin proposed to reschedule the canceled January 30, 2003 meeting in New York, New York for March 6, 2003. Mr. Gosselin did not receive a response to his request to schedule a meeting.

        On April 10, 2003, Mr. Gosselin sent the following letter to Mr. Ruscher:

  April 10, 2003

  Board of Directors
  Salix Pharmaceuticals, Ltd.
  8540 Colonnade Center Dr., Suite 501
  Raleigh, NC 27615

  Ladies and Gentlemen:

  As you are aware, we have expressed interest in pursuing a negotiated transaction with Salix numerous times over the past several years. In recent months, David W. Mims and I have made several attempts to discuss the possibility of a strategic transaction with representatives of Salix, and each time our efforts have been unsuccessful to the detriment of Salix's stockholders. The recent cancellation of a proposed meeting and continuing refusal to engage in discussions leave us no choice but to go directly to Salix's stockholders.

  Accordingly, we advise you that today Axcan commenced an all-cash tender offer to acquire all outstanding shares of Salix for a price of US$8.75 per share. This price represents a 40% premium over Salix's latest thirty trading day average market price and a 47% premium over the company's latest sixty trading day average.

  Salix's recently amended shareholder rights plan, or "poison pill," effectively prevents consummation of our offer, unless redeemed or amended by Salix's Board of Directors. If we do not have meaningful discussions leading to a negotiated acquisition agreement, and if the Salix Board does not redeem or amend the poison pill to permit the proposed transaction, we intend to nominate a slate of independent directors for election at Salix's Annual Meeting scheduled for June 19, 2003.

  We have taken these steps reluctantly, but have no choice given the unproductive results of our earlier discussions and the timing limitations imposed by your annual meeting.

  We are resolute in pursuing this course, but continue to believe that a negotiated agreement is in the best interest of your stockholders. We strongly urge you to take the necessary steps to uphold your fiduciary duties on their behalf. Should there be any basis for us to talk, please contact me immediately.

  Sincerely,

  (signed)
  Léon F. Gosselin
  Chairman, President and Chief Executive Officer

        On April 10, 2003, Parent commenced this Offer.

12.  Purpose of the Offer and the Proposed Merger; Plans for the Company

        Purpose of the Offer and the Proposed Merger.    The purpose of the Offer is to enable Parent to acquire control of, and to own the entire equity interest in, the Company. The purpose of the Proposed Merger is to acquire all outstanding Shares not tendered and purchased pursuant to the Offer.

  Plans for the Company.

        Proposed Merger.    If the Offer is successful, we will consummate the Proposed Merger as promptly as practicable following the consummation of the Offer. If, following consummation of the Offer,

Purchaser owns 90% or more of the outstanding Shares, Purchaser will, and Parent intends to cause Purchaser, to consummate the Proposed Merger as a "short form" merger pursuant to Section 253 of the DGCL. Under such circumstances, neither the approval of any holder of Shares other than Purchaser, or of the Company Board, would be required.

        If, following the consummation of the Offer, the Purchaser owns less than 90% of the outstanding Shares, the Company Board will be required to submit the Proposed Merger to the Company's stockholders for approval at a stockholders' meeting convened for that purpose in accordance with Delaware law. Following consummation of the Offer, Purchaser will have the power as a majority stockholder of the Company to take such steps as are necessary to assure that designees of Purchaser or Parent constitute a majority or more of the directors on the Company Board, and thus to indirectly seek to effect the Proposed Merger. Under such circumstances, Purchaser will also have sufficient voting power to ensure approval of the Proposed Merger at a stockholders' meeting without the affirmative vote of any other stockholder.

        At the effective time of the Proposed Merger, each then outstanding Share (other than Shares owned by Parent or the Purchaser, and Shares owned by stockholders who perfect any available appraisal rights under the DGCL) will be converted into the right to receive an amount in cash equal to the highest price per Share paid in the Offer. Following the Proposed Merger, the Company will be a wholly owned subsidiary of Parent.

        Control of the Company Board.    According to the Company Form 10-K, the Company's Annual Meeting is scheduled to be held June 19, 2003. According to the Company's Bylaws, the members of the Company Board are elected at the Annual Meeting each year. Parent and the Purchaser intend to nominate, and solicit proxies for the election of, independent Nominees to replace all the current members of the Company Board. Parent expects that, if elected, and subject to their fiduciary duties under applicable law, the Parent Nominees will cause the Company Board to:

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  amend the Rights Agreement or redeem the Rights, or otherwise act to satisfy the Rights Condition;

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  approve the Offer and the Proposed Merger, or otherwise act to satisfy the Business Combination Condition; and

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  take any other actions necessary to satisfy the conditions to the Offer and to permit the Offer and the Proposed Merger to be consummated.

Any such solicitations will be made pursuant to separate proxy materials complying with the requirements of Section 14(a) of the Exchange Act.

        Delisting and Termination of Registration.    Once the Offer is consummated, if permitted by the Nasdaq National Market and the Exchange Act, Purchaser and Parent intend to cause the Company to file applications to withdraw the Shares from listing on the Nasdaq National Market and to terminate the registration of the Shares under the Exchange Act. See Section 7 of this Offer to Purchase.

        Future Plans for the Company in Addition to the Proposed Merger.    In connection with the Offer, Parent and the Purchaser have reviewed, and will continue to review, on the basis of publicly available information, various possible business strategies that they might consider in the event that the Purchaser acquires control of the Company. In addition, if and to the extent that the Purchaser acquires control of the Company or otherwise obtains access to the books and records of the Company, Parent and the Purchaser intend to conduct a detailed review of the Company and its assets, financial projections, corporate structure, capitalization, operations, properties, policies, management and personnel and consider and determine what, if any, changes would be desirable to achieve anticipated synergies in the combined company, in light of the circumstances which then exist. Such strategies could include, among other things, changes in the Company's business, facility locations, corporate structure, rationalization of employment and cost levels, product development, marketing strategies, capitalization, management or dividend policy.

        Purchases of Additional Shares.    In the event the Offer is terminated or not consummated, or after the expiration of the Offer and pending the consummation of the Proposed Merger, we may purchase additional Shares not tendered in the Offer. Such purchases may be made in the open market or through privately negotiated transactions, tender offers or otherwise. Any such purchases may be on the same terms as, or on terms more or less favorable to holders than, the terms of the Offer. Any possible future purchases by us will depend on many factors, including the results of the Offer, our business and financial position and general economic and market conditions.

13.  Dividends and Distributions

        If, on or after the date of this Offer to Purchase, the Company (i) splits, combines or otherwise changes the Shares or its capitalization, (ii) acquires Shares or otherwise causes a reduction in the number of Shares, (iii) issues or sells additional Shares, or any shares of any other class of capital stock, other voting securities or any securities convertible into or exchangeable for, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing, or (iv) discloses that it has taken such action, then, without prejudice to the Purchaser's rights under Section 14, the Purchaser may make such adjustments in the Offer Price and other terms of the Offer and the Proposed Merger as it deems appropriate to reflect such split, combination or other change including, without limitation, the number or type of securities offered to be purchased.

        If, on or after the date of this Offer to Purchase, the Company declares or pays any cash dividend on the Shares or other distribution on the Shares, or issues with respect to the Shares any additional Shares or Rights, shares of any other class of capital stock, other than voting securities or any securities convertible into, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing, payable or distributable to stockholders of record on a date prior to the transfer of the Shares purchased pursuant to the Offer to the Purchaser or its nominee or transferee on the Company's stock transfer records, then, subject to the provisions of Section 14, (i) the Offer Price may be reduced by the amount of any such cash dividends or cash distributions and (ii) the whole of any such non-cash dividend, distribution or issuance to be received by the tendering stockholders will (a) be received and held by the tendering stockholders for the account of the Purchaser and will be required to be promptly remitted and transferred by each tendering stockholder to the Depositary for the account of the Purchaser, accompanied by appropriate documentation of transfer, or (b) at the direction of the Purchaser, be exercised for the benefit of the Purchaser, in which case the proceeds of such exercise will promptly be remitted to the Purchaser. Pending such remittance and subject to applicable law, the Purchaser will be entitled to all rights and privileges as owner of any such non-cash dividend, distribution, issuance or proceeds and may withhold the entire Offer Price or deduct from the Offer Price the amount or value thereof, as determined by the Purchaser in its sole discretion.

14.  Conditions of the Offer

        Notwithstanding any other provisions of the Offer, the Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) promulgated under the Exchange Act, pay for any tendered Shares, and may terminate or amend the Offer, unless:

          (i)  the Minimum Condition, the Rights Condition, the Business Combination Condition and the Facility Condition shall have been satisfied and any applicable waiting period under applicable antitrust laws, including the HSR Act or under any applicable foreign statutes or regulations, shall have expired or been terminated prior to the Expiration Date; and

        (ii)  at any time on or after the date of this Offer to Purchase and prior to the time of acceptance for payment or payment for any Shares, any of the following events occur:

          (a)  there shall have been any law or order promulgated, entered, enforced, enacted, issued or deemed applicable to the Offer or the Proposed Merger by any court of competent jurisdiction or other competent governmental or regulatory authority which, directly or indirectly, (1) prohibits, or imposes any material limitations on, Parent's or Purchaser's ownership or operation (or that of any of their respective subsidiaries or affiliates) of any portion of their or the Company's and its subsidiaries' businesses or assets which is material to the business of all such entities taken as a whole, or compels Parent or Purchaser (or their respective subsidiaries or affiliates) to dispose of or hold separate any portion of their or the Company's business or assets which is material to the business of all such entities taken as a whole, (2) prohibits, restrains or makes or seeks to make illegal the acceptance for payment, payment for or purchase of Shares pursuant to the Offer or the consummation of the Proposed Merger, (3) imposes material limitations on the ability of Purchaser or Parent (or any of their respective subsidiaries or affiliates) effectively to acquire or to hold or to exercise full rights of ownership of the Shares purchased pursuant to the Offer including, without limitation, the right to vote such Shares on all matters properly presented to the Company's stockholders, (4) imposes material limitations on the ability of Purchaser or Parent (or any of their respective subsidiaries or affiliates) effectively to control in any material respect any material portion of the business, assets, liabilities, capitalization, shareholder's equity, condition (financial or otherwise), licenses or franchises or results of operations of the Company and its subsidiaries taken as a whole, (5) seeks to require divestiture by Parent, Purchaser or other affiliates of Parent of any Share, (6) imposes or seeks to impose any material condition to the Offer which is unacceptable to Parent or Purchaser, (7) might result in a reduction in the value of the Shares or the benefits expected to be derived by Parent as a result of the transactions contemplated by the Offer or the Proposed Merger, (8) restrains or prohibits or seeks to restrain or prohibit the performance of any of the contracts or other arrangements entered into by Parent, Purchaser or any of their affiliates in connection with the acquisition of the Company or obtains or seeks to obtain any material damages or otherwise directly or indirectly relates to the transactions contemplated by the Offer, or (9) otherwise materially adversely affects the Company and its subsidiaries or Parent or any of its subsidiaries, including Purchaser, taken as a whole;

          (b)  there shall be threatened, instituted or pending any action, suit, proceeding, application or counterclaim brought by a governmental or regulatory authority or by any other person, domestic or foreign (whether brought by the Company, an affiliate of the Company, or any other person) (1) challenging or seeking to make illegal the acquisition by Parent or Purchaser of Shares or otherwise seeking to restrain, delay or prohibit the making or consummation of the Offer, the Proposed Merger or any other subsequent business transaction with the Company, (2) challenging or seeking to, or which is reasonably likely to, make illegal, materially delay or otherwise directly or indirectly restrain or prohibit or seeking to, or which is reasonably likely to, impose voting, procedural, price or other requirements, including any such requirements under North Carolina law, in addition to those required by federal securities laws and the DGCL (each as in effect on the date of this Offer to Purchase), in connection with making the Offer, the acceptance for payment of, or payment for, any Shares by Purchaser or any other affiliate of Parent or the Proposed Merger or other business combination with the Company, or seeking to obtain material damages in connection therewith, or (3) that could reasonably be expected to result, directly or indirectly, in any of the consequences referred to in clauses (1) through (9) of paragraph (a) above;

          (c)  there shall have occurred (1) any general suspension of trading in, or limitation on prices for, securities on any United States national securities exchange or in the over-the-counter market in excess of one day, (2) a commencement of a war, armed hostilities, terrorist attacks or other international or national calamity directly or indirectly involving the United States, (3) any limitation (whether or not mandatory) by any United States governmental or regulatory authority on the extension of credit by banks or other financial institutions, (4) any decline in either the Dow Jones Industrial Average, the Standard & Poor's 500 Index or the Nasdaq National Market by an amount in excess of 20% measured from the close of business on the date of the Offer or (5) in the case of any of the foregoing (other than clause (4)) existing at the time of the Offer, a material acceleration or worsening thereof;

          (d)  there shall have been any change, event or development having, or that could reasonably be expected to have, individually or in the aggregate, a material adverse effect on the condition (financial or otherwise), business, assets, liabilities, prospects or results of operations of the Company and its subsidiaries taken as a whole;

          (e)  Parent, Purchaser and the Company shall have agreed that Purchaser shall amend the Offer to terminate the Offer or postpone the payment for Shares thereunder;

          (f)    any person (which includes a "person" as such term is defined in Section 13(d)(3) of the Exchange Act) other than Parent, Purchaser, any of their affiliates, or any group of which any of them is a member shall have acquired beneficial ownership of more than 5% of the outstanding Shares, or any group shall have been formed which beneficially owns more than 5% of the outstanding Shares, in each case other than any person or group that has disclosed such ownership prior to the date of the Offer, and no such person (other than Parent, Purchaser, any of their affiliates, or any group of which any of them is a member) or group shall have increased its beneficial ownership in the Company by more than 1% of the outstanding Shares or shall have filed a Notification and Report Form under the HSR Act or made a public announcement reflecting an intent to acquire the Company or any subsidiaries or material assets of the Company or any subsidiaries;

          (g)  the Company or any of its subsidiaries, joint ventures or partners or other affiliates shall have, directly or indirectly:

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    split, combined or otherwise changed, or authorized or proposed a split, combination or other change of, the Shares or its capitalization (other than by redemption of the Rights in accordance with their terms as such terms have been publicly disclosed prior to the date of this Offer to Purchase);

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    acquired or otherwise caused a reduction in the number of, or authorized or proposed the acquisition or other reduction in the number of, outstanding Shares or other securities of the Company (other than as aforesaid);

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    issued, pledged, sold, authorized, proposed or announced the issuance, distribution or sale of, additional Shares (other than the issuance of Shares under options prior to the date of this Offer to Purchase, in accordance with the terms of such warrants or options in existence as such terms have been publicly disclosed prior to the date of this Offer to Purchase), shares of any other class of capital stock, other voting securities or any securities convertible into, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing;

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    declared or paid, or proposed to declare or pay, any dividend or other distribution, whether payable in cash, securities or other property, on or with respect to any shares of capital stock of the Company (other than in the event the Rights are redeemed, the price of redemption thereof) or issued, authorized, recommended or proposed the issuance or payment of any distribution;

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    altered or proposed to alter any material term of any outstanding security (including the Rights) other than to amend the Rights Agreement to make the Rights inapplicable to the Offer and the Proposed Merger;

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    incurred any debt other than in the ordinary course of business and consistent with past practices or any debt containing burdensome covenants;

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    authorized, recommended, proposed or entered into an agreement, agreement in principle or arrangement or understanding with respect to any merger, consolidation, liquidation, dissolution, business combination, acquisition of assets, disposition of assets, release or relinquishment of any material contractual right, any material change in the Company's capitalization, or other right of the Company or any of its subsidiaries or any comparable event not in the ordinary course of business;

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    authorized, recommended, proposed or entered into, or announced its intention to authorize, recommend, propose or enter into, any agreement, arrangement or understanding with any person or group that could adversely affect either the value of the Company or any of its subsidiaries, joint ventures or partnerships or the value of the Shares to Parent or Purchaser;

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    transferred into escrow any amounts required to fund any existing benefit, employment or severance agreement with any of the Company's and its subsidiaries' employees other than in the ordinary course of business and consistent with past practice, or entered into or amended any employment, change in control, severance, executive compensation or similar agreement, arrangement or plan with or for the benefit of any of its employees, consultants or directors, or made grants or awards thereunder, other than in the ordinary course of business or entered into or amended any agreements, arrangements or plans so as to provide for increased or accelerated benefits to any such persons;

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    except as may be required by law, taken any action to terminate or amend any employee benefit plan (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended) of the Company or any of its subsidiaries, or Purchaser shall have become aware of any such action that was not disclosed in publicly available filings prior to the date of this Offer to Purchase;

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    amended or authorized or proposed any amendment to the Company's Certificate of Incorporation or Bylaws, or Purchaser shall have become aware that the Company or any of its subsidiaries shall have proposed or adopted any such amendment that was not disclosed in publicly available filings prior to the date of this Offer to Purchase;

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    issued, sold, or authorized or announced or proposed the issuance of or sale to any person of any debt securities or any securities convertible into or exchangeable for debt securities or any rights, warrants or options entitling the holder thereof to purchase or otherwise acquire any debt securities or incurred or announced its intention to incur any debt otherwise than in the ordinary course of business and consistent with past practice; or

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    agreed in writing or otherwise to take any of the foregoing actions or Parent or Purchaser shall have learned about any such action which has not previously been publicly disclosed by the Company and also set forth in filings with the Commission;

          (h)  any required approval, permit, authorization or consent of any governmental authority or agency (including those described or referred to in Section 16 of this Offer to Purchase) shall not have been obtained on terms satisfactory to Purchaser;

          (i)    Parent or Purchaser shall have reached an agreement or understanding with the Company providing for termination of the Offer, or Parent, Purchaser or any other affiliate of Parent shall have entered into a definitive agreement or announced an agreement in principle with the Company providing for a merger or other business combination with the Company or the purchase of stock or assets of the Company;

          (j)    (1) any covenant, term or condition in any of the Company's or any of its subsidiaries', joint ventures' or partnerships' instruments, licenses, or agreements is or may be materially adverse to the value of the Shares in the hands of Purchaser (including, but not limited to, any event of default that may ensue as a result of the consummation of the Offer or the Proposed Merger or the acquisition by Parent of control of the Company) or (2) any material contractual right, intellectual property, license or supply agreement of the Company or any of its subsidiaries or affiliates shall be terminated, impaired or otherwise adversely affected or any material amount of indebtedness of the Company or any of its subsidiaries, joint ventures or partnerships shall become accelerated or otherwise become due before its stated due date, in either case, with or without notice or the lapse of time or both, as a result of the transactions contemplated by the Offer or the Proposed Merger;

          (k)  Parent or Purchaser shall not have obtained any waiver, consent, extension, approval, action or non-action from any governmental authority or any agency, which is necessary to consummate the Offer;

which, in the reasonable judgment of Parent or Purchaser in any such case, and regardless of the circumstances (including any action or inaction by Parent or Purchaser or any of their affiliates) giving rise to any such condition, makes it inadvisable to proceed with the Offer or with such acceptance for payment.

        The foregoing conditions are for the sole benefit of Parent and the Purchaser and may be asserted by Parent or the Purchaser regardless of the circumstances giving rise to any such conditions and may be waived by Parent or the Purchaser in whole or in part at any time and from time to time in their sole discretion. The failure by Parent or the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by Parent or Purchaser concerning events described herein will be final and binding on all parties.

        Should the Offer be terminated pursuant to the foregoing provisions, all tendered Shares not theretofore accepted for payment shall forthwith be promptly returned by the Depositary to the tendering stockholders.

15.  Preferred Share Purchase Rights.

        The following is a summary of the material terms of the Rights and the Rights Agreement. This summary is qualified in its entirety by reference to the Rights Agreement, a copy of which was filed as an exhibit to the Company's Registration Statement on Form 8-A dated January 10, 2003 (the "Company 8-A"). A copy of the Company 8-A and the Rights Agreement should be available as set forth in Section 8 of this Offer to Purchase. The Company 8-A describes the Rights substantially as follows:

          On December 12, 2002, the Company Board declared a dividend of one Right for each outstanding Share. The dividend was payable on January 20, 2003 to the stockholders of record on that date. In addition, the Company Board authorized the issuance of one Right in respect to each Share issued after the record date and prior to the earlier of the Distribution Date or the Final Expiration Date.

          The Rights.    The Company Board authorized the issuance of a Right with respect to each issued and outstanding Share on January 20, 2003. The Rights trade with, and are inseparable from, the Shares. The Rights are evidenced only by Share Certificates.

          Exercise Price.    Each Right will allow its holder to purchase from the Company one one-hundredth of a share of Series A Junior Participating Preferred Stock (a "Preferred Share") for $100, if and when the Rights become exercisable. This fraction of a Preferred Share will give the stockholder approximately the same dividend and liquidation rights as would one Share. Prior to exercise, the Right does not give its holder any dividend, voting or liquidation rights.

          Exercise of Rights.    The Rights will not be exercisable until:

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    immediately after the public announcement that a person or group has become an "Acquiring Person" by obtaining beneficial ownership of 20% or more of our outstanding common stock; or, if earlier,

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    the tenth business day (or a later date determined by our Board before any person or group becomes an Acquiring Person) after a person or group begins a tender or exchange offer, or the first public announcement of the intention of any person or group to do so, which, if consummated, would result in that person or group becoming an Acquiring Person.

          The Company refers to the date when the Rights become exercisable as the "Distribution Date." Until that date, the Share Certificates also evidence the Rights, and any transfer of Shares will constitute a transfer of Rights. After that date, the Rights will separate from the Shares and be evidenced by book-entry credits or by Rights Certificates that the Company will mail to all eligible holders of Shares. Any rights held by an Acquiring Person are void and may not be exercised.

          Consequences of a Person or Group Becoming an Acquiring Person.

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    Flip In.  If a person or group becomes an Acquiring Person, all holders of Rights except the Acquiring Person may purchase Preferred Shares with a market value equal to twice the exercise price of the Rights.

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    Flip Over.  If the Company is later acquired in a merger or similar transaction after the Distribution Date, all holders of Rights except the Acquiring Person may purchase shares of the acquiring corporation with a market value equal to twice the exercise price of the Rights, based on the market price of the acquiring corporation's stock prior to such merger.

          Preferred Share Provisions.    Each one one-hundredth (1/100th) of a Preferred Share, if issued:

    •
    will not be redeemable;

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    will entitle holders to quarterly dividend payments of $0.01, or an amount equal to the dividend paid on one Share, whichever is greater;

    •
    will entitle holders upon liquidation either to receive $1.00 (plus any accrued but unpaid dividends) or an amount equal to the payment made on one Share, whichever is greater;

    •
    will have the same voting power as one Share; and

    •
    if Shares are exchanged via merger, consolidation, or a similar transaction, will entitle holders to a payment equal to the payment made on one Share.

          The value of one one-hundredth (1/100th) of a Preferred Share should approximate the value of one Share.

          Expiration.    The Rights will expire on January 9, 2013 or on the redemption date, if earlier.

          Redemption.    The Company Board may redeem the Rights for $0.0001 per Right at any time before any person or group becomes an Acquiring Person. If the Company Board redeems any Rights, it must redeem all of the Rights. Once the Rights are redeemed, the only right of the holders of Rights will be to receive the redemption price of $0.0001 per Right. The redemption price will be adjusted if we have a stock split or stock dividends of our common stock.

          Amendments.    The terms of the Rights Agreement may be amended by the Company Board without the consent of the holders of the Rights at any time before the Rights are distributed. After a person or group becomes an Acquiring Person, the Company Board may not amend the Rights Agreement in a way that adversely affects holders of the Rights.

        The Purchaser believes that, under the circumstances of the Offer, the Company Board has a fiduciary obligation to redeem the Rights (or amend the Rights Agreement to make the Rights inapplicable to the Offer and the Proposed Merger), and the Purchaser is hereby requesting that the Company Board do so. However, there can be no assurance that the Company Board will redeem the Rights or amend the Rights Agreement, or that the Rights Condition will be satisfied. See "Introduction" and Section 14 of the Offer to Purchase. The Purchaser believes that if the Rights Condition is satisfied, the Rights and the Rights Agreement will not be an impediment to consummating either the Offer or the Proposed Merger.

16.  Certain Regulatory and Legal Matters

        Except as set forth in this Section 16, based on a review of publicly available filings made by the Company with the Commission and other publicly available information concerning the Company, neither the Purchaser nor Parent is aware of any license or regulatory permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by the Purchaser's acquisition of Shares as contemplated herein or of any approval or other action by any governmental entity that would be required for the acquisition or ownership of Shares by the Purchaser as contemplated herein. Should any such approval or other action be required, the Purchaser and Parent currently contemplate that such approval or other action will be sought, except as described below under "Other State Takeover Laws". Although Purchaser has no current intention to delay the purchase of Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions, or that adverse consequences might not result to the Company's business or that certain parts of the Company's business might not have to be disposed of if any such approvals were not obtained or other action taken. If certain types of adverse action are taken with respect to the matters discussed below, Purchaser could decline to accept for payment or pay for any Shares tendered. See Section 14 of this Offer to Purchase for certain conditions of the Offer.

        Delaware Business Combinations Statute.    The Company is subject to the provisions of Section 203 of the DGCL (the "Delaware Business Combinations Statute"), which imposes certain restrictions upon business combinations involving the Company. The foregoing description is not complete and is qualified in its entirety by reference to the provisions of the Delaware Business Combinations Statute. In general, the Delaware Business Combinations Statute prevents a Delaware corporation from engaging in a "business combination" (which is defined to include a variety of transactions, including mergers) with an "interested stockholder" for a period of three years following the time such person became an interested stockholder unless:

  •
  prior to such time the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

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  upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

  •
  at or subsequent to such time the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

        For purposes of the Delaware Business Combinations Statute, the term "interested stockholder" generally means any person (other than the corporation and any direct or indirect majority-owned subsidiary of the corporation) that (i) is the owner of 15% or more of the outstanding voting stock of the corporation, or (ii) is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the 3-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder; and the affiliates and associates of such person.

        A Delaware corporation may elect not to be covered by the Delaware Business Combinations Statute in its original certificate of incorporation or through an amendment to its certificate of incorporation or bylaws approved by its stockholders. An amendment electing not to be governed by the Delaware Business Combinations Statute is not effective until 12 months after the adoption of such amendment and does not apply to any business combination between a Delaware corporation and any person who became an interested stockholder of such corporation on or prior to such adoption.

        Neither the Company's Certificate of Incorporation nor Bylaws excludes the Company from the coverage of the Delaware Business Combinations Statute. Unless the Parent and Purchaser comply with the Delaware Business Combinations Statute's requirements for approval of the Offer and the Proposed Merger, upon consummation of the Offer, Parent and Purchaser collectively will be deemed to be an "interested stockholder" for purposes of the Delaware Business Combinations Statute and the Delaware Business Combinations Statute will prohibit consummation of the Proposed Merger for a period of three years following consummation of the Offer. See the "Introduction" and Section 14 of the Offer to Purchase for a description of the Business Combination Condition. The Business Combination Condition would be satisfied if, prior to the consummation of the Offer, the Company Board approves the Offer and the Proposed Merger. The Purchaser is hereby requesting that the Company Board do so. The Purchaser believes that if the Business Combination Condition is satisfied, the Delaware Business Combinations Statute will not be an impediment to consummating either the Offer or the Proposed Merger.

        Other State Takeover Laws.    The Company is incorporated under the laws of the State of Delaware, has its principal executive offices in the State of North Carolina and sells its products and conducts its operations throughout the United States. A number of states throughout the United States, including the State of North Carolina, have enacted takeover statutes that purport, in varying degrees, to be applicable to attempts to acquire securities of corporations that are incorporated or have assets, stockholders, executive offices or principal places of business in such states. In Edgar v. MITE Corp., the Supreme Court of the United States held that the Illinois Business Takeover Act, which involved state securities laws that made the takeover of certain corporations more difficult, imposed a substantial burden on interstate commerce and therefore was unconstitutional. In CTS Corp. v. Dynamics Corp. of America, however, the Supreme Court of the United States held that a state may, as a matter of corporate law and, in particular, those laws concerning corporate governance, constitutionally disqualify a potential acquirer from voting on the affairs of a target corporation without prior approval of the remaining stockholders, provided that such laws were applicable only under certain conditions. Subsequently, a number of Federal courts ruled that various state takeover statutes were unconstitutional insofar as they apply to corporations incorporated outside the state of enactment.

        Parent and Purchaser have not attempted to comply with the takeover laws in the State of North Carolina or any other state takeover laws in connection with the Offer and believe none of such laws to be applicable to the Offer. Should any person seek to apply any state takeover law, Parent and Purchaser reserve the right to take such action as then appears desirable, which may include challenging the validity or applicability of any such statute allegedly applicable to the Offer in appropriate court proceedings. Nothing in this Offer to Purchase or any action taken in connection herewith is intended as a waiver of that right. In the event it is asserted that one or more state takeover laws is applicable to the Offer or the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, Parent and Purchaser might be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, Purchaser might be unable to accept for payment or pay for any Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer and the Merger. In such case, Purchaser may not be obligated to accept for payment or pay for any Shares tendered. See Section 14 of this Offer to Purchase.

        Antitrust.    Under the provisions of the HSR Act applicable to the Offer, the acquisition of Shares under the Offer may be consummated only following the expiration or early termination of the applicable waiting period under the HSR Act.

        Under the provisions of the HSR Act applicable to the purchase of Shares pursuant to the Offer, such purchase may not be made until the expiration of a 15-calendar day waiting period following the required filing of a Notification Report Form under the HSR Act by Parent, which Parent expects to submit as soon as reasonably practicable following commencement of the Offer. If the Notification and Report Form is filed on April 16, 2003, the waiting period under the HSR Act would expire no later than 11:59 P.M., New York City time, on May 1, 2003, unless early termination of the waiting period is granted by the Federal Trade Commission ("FTC") and the Department of Justice, Antitrust Division (the "Antitrust Division") or Parent receives a request for additional information or documentary material prior thereto. If either the FTC or the Antitrust Division issues a request for additional information or documentary material from Parent prior to the expiration of the 15-day waiting period, the waiting period will be extended and will expire at 11:59 P.M., New York City time, on the tenth calendar day after the date of substantial compliance by Parent with such request unless terminated earlier by the FTC and the Antitrust Division. If such a request is issued, the purchase of and payment for Shares pursuant to the Offer will be deferred until the additional waiting period expires or is terminated. Only one extension of such waiting period pursuant to a request for additional information or documentary material is authorized by the rules promulgated under the HSR Act. Thereafter, the waiting period can be extended only by court order or by consent of Parent. Although the Company is required to file certain information and documentary material with the Antitrust Division and the FTC in connection with the Offer, neither the Company's failure to make such filings nor a request to the Company from the Antitrust Division or the FTC for additional information or documentary material will extend the waiting period.

        The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the proposed acquisition of the Company pursuant to the Offer. At any time before or after the Purchaser's acquisition of Shares pursuant to the Offer, the Antitrust Division or the FTC could take such action under the antitrust laws as either deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or the consummation of the Proposed Merger or seeking the divestiture of Shares acquired by Purchaser or the divestiture of substantial assets of the Company or its subsidiaries or Parent or their subsidiaries. Private parties and states attorneys general may also bring legal action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the Offer on antitrust grounds will not be made, or, if such a challenge is made, of the result thereof.

        If the Antitrust Division, the FTC, a state or a private party raises antitrust concerns in connection with a proposed transaction, Parent and Purchaser may engage in negotiations with the relevant governmental agency or party concerning possible means of addressing these issues and may delay consummation of the Offer or the Proposed Merger while such discussions are ongoing.

        Appraisal Rights.    Holders of the Shares do not have appraisal rights as a result of the Offer. However, if the Proposed Merger is consummated, holders of the Shares in connection with the Proposed Merger will have certain rights pursuant to the provisions of Section 262 of the DGCL to dissent and demand appraisal of their Shares. Under Section 262, dissenting stockholders who comply with the applicable statutory procedures will be entitled to receive a judicial determination of the fair value of their Shares (exclusive of any element of value arising from the accomplishment or expectation of the Proposed Merger) and to receive payment of such fair value in cash, together with a fair rate of interest, if any. Any such judicial determination of the fair value of the Shares could be based upon factors other than, or in addition to, the price per share to be paid in the Proposed Merger or the market value of the Shares. The value so determined could be more or less than the price per share to be paid in the Proposed Merger.

        Delaware Law.    The Proposed Merger would need to comply with various applicable procedural and substantive requirements of Delaware law. Several decisions by Delaware courts have held that, in certain circumstances, a controlling stockholder of a corporation involved in a merger has a fiduciary duty to the other stockholders that requires the merger to be fair to such other stockholders. In determining whether a merger is fair to minority stockholders, Delaware courts have considered, among other things, the type and amount of consideration to be received by the stockholders and whether there were fair dealings among the parties.

        "Going Private" Transactions.    Rule 13e-3 under the Exchange Act is applicable to certain "going-private" transactions and may under certain circumstances be applicable to the Proposed Merger. The Purchaser does not believe that Rule 13e-3 will be applicable to the Proposed Merger unless the Proposed Merger is consummated more than one year after the termination of the Offer. If applicable, Rule 13e-3 would require, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the Proposed Merger and the consideration offered to minority stockholders be filed with the Commission and distributed to minority stockholders before the consummation of any such transaction.

        Foreign Laws.    According to publicly available information, the Company conducts business in a number of foreign countries and jurisdictions within such foreign countries. In connection with the acquisition of the Shares pursuant to the Offer, the laws of such foreign countries and jurisdictions may require the filing of information with, or the obtaining of the approval of, governmental authorities in such countries and jurisdictions. In addition, the waiting period prior to consummation of the Offer associated with such filings or approvals may extend beyond the scheduled Expiration Date. The governments in such countries and jurisdictions might attempt to impose additional conditions on the Company's operations conducted in such countries and jurisdictions as a result of the acquisition of Shares pursuant to the Offer or the Proposed Merger.

17.  Legal Proceedings between Parent, Purchaser and the Company

        On April 10, 2002, Parent and Purchaser commenced litigation against the Company and certain members of the Company's Board of Directors in the Court of Chancery of the State of Delaware seeking, among other things, an order:

  •
  establishing that the Company's directors breached their fiduciary obligations to the Company's stockholders under Delaware law by failing to redeem the Rights in response to the Tender Offer or rendering the Rights Agreement inapplicable to the Offer and the Proposed Merger;

  •
  compelling the Company's directors to approve the Offer and the Proposed Merger for purposes of Section 203 of the General Corporation Law of the State of Delaware and enjoin them from taking any action to enforce or to apply Section 203 that would impede, thwart, frustrate or interfere with the Offer and the Proposed Merger;

  •
  temporarily, preliminarily and permanently enjoining the Company from taking any action with respect to the Rights Agreement and from adopting any other measures, or taking any other action designed to impede the Offer and the Proposed Merger; and

  •
  enjoining the Company and its directors from taking any action to delay, impede, postpone or thwart the voting or other rights of the Company's stockholders in connection with the Annual Meeting.

        Also on April 10, 2003, Parent and Purchaser commenced litigation against the Company in the United States District Court for the District of Delaware seeking, among other things, a declaratory judgment that Parent and Purchaser have disclosed all information required by, and are otherwise in full compliance with, the Exchange Act and any other federal securities laws, rules or regulations deemed applicable to any purchases of the Company's securities by Parent or Purchaser, and enjoining the Company from making any false or misleading statements with respect to the Tender Offer.

18.  Fees and Expenses

        Parent and Purchaser have engaged J.P. Morgan Securities Inc. as the Dealer Manager in connection with the Offer. In addition, J.P. Morgan Securities Inc. is acting as exclusive financial advisor to Parent in connection with the proposed acquisition of the Company. Pursuant to the terms of J.P. Morgan Securities Inc.'s engagement, Parent has agreed to pay J.P. Morgan Securities Inc. an aggregate fee of up to $3 million in connection with the Offer and the Proposed Merger. Parent also has agreed to reimburse J.P. Morgan Securities Inc. for travel and other out-of-pocket expenses, including reasonable legal fees and expenses of its outside counsel, and to indemnify J.P. Morgan Securities Inc. and certain related parties against certain liabilities, including liabilities under the federal securities laws, arising out of J.P. Morgan Securities Inc.'s engagement. The Dealer Manager has in the past provided investment banking services to Parent and the Company unrelated to the Offer and the Proposed Merger, for which services the Dealer Manager has received compensation. In the ordinary course of business, the Dealer Manager and its affiliates may actively trade or hold the securities of Parent and the Company for their own account or for the account of customers and, accordingly, may at any time hold a long or short position in such securities.

        Parent and Purchaser have retained MacKenzie Partners, Inc., as Information Agent, and American Stock Transfer & Trust Company, as Depositary, in connection with the Offer. The Information Agent and the Depositary will receive reasonable and customary compensation for their services hereunder and reimbursement for their reasonable out-of-pocket expenses. The Information Agent and the Depositary will also be indemnified by Purchaser against certain liabilities in connection with the Offer.

        Neither Purchaser nor Parent, nor any officer, director, stockholder, agent or other representative of Purchaser or Parent, will pay any fees or commissions to any broker, dealer or other person (other than the Information Agent and the Dealer Manager) for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies and other nominees will, upon request, be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding materials to their customers.

19.  Miscellaneous

        The Offer is not being made to (nor will tenders be accepted from or on behalf of) the holders of Shares in any jurisdiction where the making of the Offer would not be in compliance with the laws or regulations of such jurisdiction. However, we may, in our discretion, take such action as we may deem necessary to make the Offer in any such jurisdiction and extend the Offer to holders of Shares in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws or regulations require the offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

        NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF PARENT OR PURCHASER OTHER THAN AS CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL, AND, IF ANY SUCH INFORMATION OR REPRESENTATION IS GIVEN OR MADE, IT SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY PURCHASER.

        Purchaser and Parent have jointly filed with the Commission a Tender Offer Statement on Schedule TO, pursuant to Rule 14d-3 of the Exchange Act, together with exhibits furnishing certain information with respect to the Offer. Such Schedule TO and any amendments thereto, including all exhibits, may be examined and copies may be obtained at the same places and in the same manner as set forth with respect to the Company in Section 8 of this Offer to Purchase

SOLICITATION OF PROXIES

        AS DESCRIBED IN THIS OFFER TO PURCHASE, PARENT AND THE PURCHASER INTEND TO SOLICIT PROXIES IN CONNECTION WITH THE COMPANY'S 2003 ANNUAL MEETING OF STOCKHOLDERS. EACH STOCKHOLDER IS URGED TO READ THE PROXY STATEMENT REGARDING THE BUSINESS TO BE CONDUCTED AT THE ANNUAL MEETING, WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. EACH SUCH PROXY STATEMENT WILL BE FILED WITH THE COMMISSION. INVESTORS MAY OBTAIN A FREE COPY OF EACH SUCH PROXY STATEMENT (WHEN IT IS AVAILABLE) AND OTHER DOCUMENTS FILED BY PARENT AND/OR THE PURCHASER WITH THE COMMISSION AT THE COMMISSION'S WEB SITE AT HTTP:// WWW.SEC.GOV. EACH SUCH PROXY STATEMENT (WHEN IT IS AVAILABLE) AND THESE OTHER DOCUMENTS MAY ALSO BE OBTAINED FOR FREE FROM PARENT BY DIRECTING A REQUEST TO MS. ISABELLE ADJAHI AT (450) 467-2600, EXT. 2000.

INFORMATION CONCERNING PARTICIPANTS

        DETAILED INFORMATION REGARDING THE NAMES, AFFILIATIONS AND INTERESTS OF INDIVIDUALS WHO MAY BE PARTICIPANTS IN THE SOLICITATION OF PROXIES OF STOCKHOLDERS OF THE COMPANY BY PARENT AND THE PURCHASER WILL BE AVAILABLE IN A FILING TO BE MADE BY PARENT WITH THE COMMISSION PURSUANT TO RULE 14a-12.

Saule Holdings Inc.

April 10, 2003

ANNEX I

CERTAIN INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE
OFFICERS OF PARENT AND PURCHASER

        1.    DIRECTORS AND EXECUTIVE OFFICERS OF PARENT. The names, present principal occupation or employment, material occupations, positions, offices, or employments during the last five years of each director and executive officer of Parent are set forth below. Unless otherwise noted, the officers and directors have held the positions indicated below with Parent for the last five years or have served Parent in various administrative or executive capacities for at least that long. Unless otherwise stated, the business address of each Canadian citizen listed below is c/o Axcan Pharma Inc., 597 Laurier Blvd., Mont Saint-Hilaire, Quebec, J3H 6C4, Canada. Unless otherwise stated, the business address of each United States citizen listed below is c/o Axcan Pharma Inc., 22 Inverness Center Parkway, Birmingham, Alabama, 35242. The citizenship of each person is as indicated below.

Name	Country of Citizenship	Present Principal Occupation or Employment; Material Positions Held During the Last Five Years
Léon F. Gosselin	Canada	Léon F. Gosselin, 57, of Mont-Saint-Hilaire, Quebec, has served as Chairman of the Board, President, and Chief Executive Officer of Axcan Pharma since 1993.

Mr. Gosselin is the co-founder of Interfalk Canada Inc., the predecessor of Axcan Pharma, and has held various positions within the pharmaceutical industry including Assistant General Manager at Nordic Laboratories Inc., which is now part of Aventis S.A.
Dr. Claude Sauriol	Canada	Dr. Claude Sauriol, 62, of Montreal, Quebec, has served on the Board of Directors of Axcan Pharma since 1993.

Dr. Sauriol holds a B.Sc. and a M.Sc. degrees from the School of Pharmacy, and a Ph.D. degree from the School of Medicine, Montreal University. He is also a graduate of École des H.E.C. (Montreal University School of Commerce).

Dr. Sauriol has been retired since May of 1998. He is a founder of Biopharm Laboratory where he was President and Chief Executive Officer for more than 25 years. He also served Axcan Pharma as Vice President of Research and Development where, for three years, he was responsible for regulatory affairs and clinical research. He currently serves as a Director of Angiogene Inc. and Algorithme Pharma Inc. and is a member of the audit and compensation committees of these companies. Dr. Sauriol's business address is 568 Terrasse Cyr., Laval, Quebec, Canada H7X 2H8.
Jean Sauriol	Canada	Jean Sauriol, 57, of Laval, Quebec, has served on the Board of Directors of Axcan Pharma since 1993. Mr. Sauriol has been a Business Consultant since 2002.

Mr. Sauriol received a Bachelor of Science degree from the School of Pharmacy, a Masters of Science degree from the department of Pharmacology, Faculty of Medicine, and a management diploma from HEC, all from the University of Montreal.

He is a co-founder of Biopharm Laboratory where he worked for more than 25 years and was Vice President of Manufacturing at Axcan Pharma until 1996. He also served as President and Chief Executive Officer of Althin-Biopharm Inc. for six years. Mr. Sauriol's business address is 269 Geoffroy, Laval, Quebec, Canada H7G 1V9.
François Painchaud	Canada	François Painchaud, 39, of St-Lambert, Quebec, has served on the Board of Directors of Axcan Pharma as Secretary and Director since December 1995.

Mr. Painchaud is a partner of both the law firm of Léger Robic Richard, a general partnership, and of the patent and trademark agent firm of Robic, a general partnership. These Montreal professional services firms are specialized in business law and intellectual property, including patent law, and Mr. Painchaud has oriented his practice towards the field of commercial law with particular emphasis on licensing of intellectual property and technology transfers. Mr. Painchaud's business address is 55 St-Jacques Montreal, Quebec, Canada H2Y 3X2.
Colin R. Mallet	Canada	Colin R. Mallet, 59, of Vancouver, British Columbia, has served on the Board of Directors of Axcan Pharma Inc. since December 1995.

Mr. Mallet is a Business Consultant specializing in clinical contract research organization. Mr. Mallet has worked in senior executive positions in the pharmaceutical industry in Canada, the United Kingdom, Switzerland, Sweden and Southeast Asia. He was President and Chief Executive Officer of Sandoz Canada Inc. (now Novartis) for seven years and is a past Chair of the Canadian Association of Research-Based Pharmaceutical companies. He is currently a Director of four other pharmaceutical and biotechnology companies, AnorMED Inc., Methylgene Inc., Micrologix Biotech Inc., and Phytogen Inc., and is Chair of the Corporate Governance Committees for three of these companies. Mr. Mallet was also a Director at Cardiome from January 1996 to March 2002. Mr. Mallet's business address is c/o Prime Trials Inc., 790 West 10th Avenue, Vancouver, British Columbia, Canada, V52 1M9.
Louis Lacasse	Canada	Louis P. Lacasse, 46, of Laval, Quebec, has served on the Board of Directors of Axcan Pharma Inc. since December 1995.

Mr. Lacasse began his career in 1978 as a financial analyst for a Canadian chartered bank. Mr. Lacasse joined the Caisse de dépôt et placement du Québec organization in 1987, and his last position within this organization was Vice President of Healthcare and Biotechnology of Société financière d'innovation Sofinov Inc., a principal subsidiary. He spent a total of 10 years with the Caisse de dépôt et placement du Québec during which time he was responsible for numerous investments in small and medium-sized businesses in industries such as biotechnology, software and telecommunications.

Mr. Lacasse has also been a member of the board of directors of several privately-held and publicly-traded companies including BioChem Pharma Inc. and Targeted Genetics Corporation. In 1997, he became president of Genechem Management Inc., a venture capital fund specialized in biotechnology. Mr. Lacasse's business address is c/o Genechem Management Inc., 1010 De Maisonneuve Blvd., Suite 920, Montreal, Quebec, Canada, H3A 3C8.
Jacques Gauthier	Canada	Jacques Gauthier, 75, of Town Mount-Royal, Quebec, has served on the Board of Directors of Axcan Pharma since December 1995.

Mr. Gauthier has held various senior management positions, both in Canada and abroad, within Upjohn Laboratories Inc. and Upjohn International Inc., predecessor corporations to Pharmacia Corporation. In 1984, Mr. Gauthier joined Bio-Méga/Boehringer Ingelheim Research Inc. and served as President and General Manager until 1996. Mr. Gauthier is currently an advisor to management of the Montreal Clinical Research Institute and sits on the Board of Directors of a variety of medical and pharmaceutical companies and associations. Mr. Gauthier's business address is 127 Jasper Avenue, Montreal, Quebec, Canada H3P 1K1.
David W. Mims	United States	David W. Mims, 40, of Birmingham, Alabama, USA, has served on the Board of Directors of Axcan Pharma since March 2000.

Mr. Mims obtained a Bachelor of Science degree in accounting from Auburn University in 1985 and has been licensed in the State of Alabama as a Certified Public Accountant since July 1987. He served as senior accountant at a major accounting firm before joining Russ Pharmaceuticals, Inc. in 1987 as Accounting Services Manager. In 1991, Mr. Mims helped found Scandipharm, Inc. and served the company as Vice President, Chief Operating Officer, and Chief Financial Officer. He resigned from Scandipharm, Inc. in March 1998 to join Cebert Pharmaceuticals, Inc. as Executive Vice President and Chief Operating Officer.

Mr. Mims joined Axcan in 2000, shortly after the Company acquired Scandipharm, and presently serves as Executive Vice President and Chief Operating Officer. He is a Director of the University of Alabama, Birmingham (UAB) Research Foundation and a member of the American Institute of Certified Public Accountants and the Alabama Society of Certified Public Accountants.
Michael M. Tarnow	United States, Canada	Michael M. Tarnow, 58, of Boston, Massachusetts, USA, has served on the Board of Directors of Axcan Pharma since August 2000.

Mr. Tarnow has held various positions with Merck & Company, Inc. including President and Chief Executive Officer of Merck Frost Canada from 1990 to 1994. Prior to 2000, he was President and Chief Executive Officer of Creative Bio Molecules, Inc., which subsequently merged with two other biotechnology companies to become CURIS, Inc. Currently, he serves on the board of directors of several private and public healthcare and biotechnology companies. Mr. Tarnow's business address is Prudential Center, P.O. Box 990 963, Boston Massachusetts 02199-0963.
John R. Booth	United States
John Booth has been Senior Vice-President, North American Commercial Operations since 2003. Mr. Booth joined Axcan Scandipharm, Axcan's US subsidiary, in 1992 as Director of Product Development and Quality Control. Mr. Booth has also held the position of President and General Manager of Axcan Scandipharm, Inc. since 1999. From 1992 to 1999, Mr. Booth held the position of Director of International Business and External Operations.

Mr. Booth obtained a Bachelor of Science degree in pharmacy from the University of Mississippi in 1970. Mr. Booth is a licensed Registered Pharmacist (R.Ph.) in the states of Alabama, Mississippi and North Carolina and a member of the Alabama and Mississippi Pharmacy Associations. Prior to joining Scandipharm, he was Vice President of Sales and Marketing for the United States at Medicopharma N.V. and Director of Marketing at D.M. Graham Laboratories.
Dr. François Martin	Canada	Dr. Martin has been Senior Vice-President, Scientific Affairs since October 1, 1997.

Dr. Martin obtained a Doctorate in Medicine degree from the University of Montreal in 1964. He was a professor of medicine at the University of Montreal and a gastroenterologist at St-Luc Hospital in Montreal from 1970 until 1997, when he joined Axcan. He has published over 50 research articles and received the Academic and Scientific Excellence Award from the Québec Gastroenterologists Association in 1995. Since he joined Axcan, he has held the position of Honorary Professor of Medicine at the University of Montreal and still practices gastroenterology one day a week at the St-Luc Gastroenterology Clinic.
Patrick L. McLean	United States	Patrick McLean has been Senior Vice-President, European Commercial Operations since May 2002.

Mr. McLean obtained a Bachelor of Science degree in chemistry from the University of Minnesota in 1968. He has over 20 years of marketing experience, most recently with the Health Group of Cossette Communications Marketing Inc. as Managing Director. He has designed and implemented innovative strategies for numerous pharmaceuticals products on behalf of clients such as Roche Diagnostics, Schering Canada Inc. and Janssen-Ortho Inc., a company with gastro-intestinal drug products.

From March 1997 to May 1999, Mr. McLean was General Manager with the Health Group of Cossette Communications Marketing Inc., a communication and marketing firm. Mr. McLean joined Axcan in May 1999 as Vice President, General Manager for Canada and Europe and Vice President of Sales and Marketing.
Dr. Patrick Colin	Canada, France	Dr. Colin has been Vice-President, Clinical Research since 2000.
Dr. Colin obtained a Bachelor of Pharmacy from the University of Montreal in 1980 and a Ph.D. in Pharmaceutical Sciences at the University of Montreal in 1987. He began his career at Bristol Myers Squibb in 1987 where he worked in various clinical research positions. He is a member of several scientific organizations and an active member of the Order of Pharmacists of Quebec. Dr. Colin joined Axcan in 1994 as Director of Clinical Research and was recently appointed Vice President, Clinical Research.
Dr. France Guay	Canada	Dr. Guay has been Vice-President, Quality Assurance and Development since 2000.

Dr. Guay obtained a Bachelor of Science degree in pharmacy in 1975, a Masters of Science degree in pharmaceutics in 1979, and a Ph.D. in pharmaceutics in 1984 at the Faculty of Pharmacy of the University of Montreal. She began her career at Bristol Myers Squibb Company in 1984, where she worked for ten years in various positions in product development, quality control and assurance and clinical research. Before joining Axcan in June 1996, she spent 18 months as Director of Operations at the Institute for Research in Industrial Pharmacy (IRPI) in Laval, Quebec. Dr. Guay joined Axcan in 1996 in the position of Vice President, Operations.
Jean Vézina	Canada	Mr. Vézina has been Vice-President, Finance since December of 1992.

Mr. Vézina obtained a Bachelor's degree in accounting from the University of Sherbrooke in 1977 and is a member of the Québec Order of Certified General Accountants. Mr. Vézina started his career with a major Montreal-based accounting firm in 1977 and has served in various financial capacities with several different companies prior to joining Axcan in 1992.
Martha D. Donze	United States	Ms. Donze has been Vice-President, Corporate Administration since 1999.

Ms. Donze obtained a Bachelor's Degree from the University of Alabama in 1975. She has over 25 years' experience in human resources and communications, serving with Alabama Power Company, Avondale Mills and Employers Insurance. Ms. Donze is a member of the US Society of Human Resource Management and the Society of Human Resource Global Forum, an international Human Resources Organization. Ms. Donze joined Axcan Scandipharm, Axcan's US subsidiary in May 1993 and acted as Director of Human Resources from 1993 to 1999 before being promoted to her current position.
Richard Tarte	Canada
Mr. Tarte has been General Counsel since June 2001. Mr. Tarte obtained a Bachelor of Law degree from the Université de Montréal in 1986 and a Masters in Business Administration from l'Institut Européen d'administration des affaires (INSEAD) in France. He was admitted to the Québec Bar in 1988. Before joining Axcan in June of 2001 he was in-house counsel at the Société générale de financement du Québec, a diversified investment fund. Prior to March 1999, Mr. Tarte was a partner at Coudert Freres, LP, an international law firm.
Jocelyn Pelchat	Canada	Mr. Pelchat has been Vice President, Business Development and Export Operations since November 2000.

Mr. Pelchat obtained a Bachelor of Science degree in chemistry and biology from the University of Sherbrooke in 1981 and a Masters of Sciences degree in radiobiology and nuclear medicine from the same institution in 1983. He began his career at Roussel Canada as medical research associate.

Mr. Pelchat held various positions of increasing responsibility in clinical research, sales and marketing as well as portfolio and project management with the Canadian subsidiaries of Jouveinal Canada Inc., Rhône Poulenc Rorer Inc., Sandoz Canada Inc. as well as Hoechst Marion Roussel Canada Inc. From July 1994 to November 1998, Mr. Pelchat held the position of Director of Portfolio and Project Management at Aventis Pharma. After that, Mr. Pelchat was the Vice-President of Business Development of Pro-Innovation Inc/HLP & Associates until October of 1999. Prior to joining Axcan in November 2000, Mr. Pelchat was Director of Business Development of Societe Generale de Financement du Québec-SANTÉ.
Michael Thiel	United States
Michael Thiel has served as Vice President of Marketing, North American Operations since April 2003. Mr. Thiel began his career at Axcan Pharma in July 2000 as Director of Marketing, U.S., and in May 2002 assumed the role of Director of Marketing, North America.

Mr. Thiel holds an M.B.A. degree from Southern Nazarene University in Oklahoma City, Oklahoma, where he was a member of the Delta Mu Delta National Honor Society in Business Administration. Mr. Thiel also holds a Bachelor of Arts degree in psychology from Stephen F. Austin State University in Nacogdoches, Texas and completed the Competitive Marketing Strategy Program at The Wharton School, University of Pennsylvania. Before entering the healthcare industry, he served in the United States Army for five years as an officer and pilot during which time he completed the Officers' Rotary Wing Entry Course (Officers' Candidate School) and Flight School at Fort Rucker, Alabama. In addition, he is fluent in German.

With an extensive professional background in management, marketing and sales, Mr. Thiel was based in Munich, Germany from February 1999 to July 2000 while serving as Director of Marketing and Clinical Services for Bausch and Lomb—Europe. Prior to February 1999, Mr. Thiel held the position of Senior Product Manager, North America at Bausch and Lomb Inc. He also worked as a Senior Product Manager at Medeva Pharmaceuticals and held several sales and marketing positions at Bristol-Myers Squibb in the therapeutic areas of cardiovascular, anti-infective, central nervous system, women's healthcare, and pediatrics.

2.
DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER. The name and position with Purchaser of each director and officer of Purchaser are set forth below. The business address, principal occupation or employment, five-year employment history and citizenship of each such person is set forth above.

Name	Position
Léon F. Gosselin	Director and Chairman of the Board
David W. Mims	Director, President and Chief Executive Officer
Martha D. Donze	Director, Vice President—Administration and Assistant Secretary
John R. Booth	Director
Jean Vézina	Director, Vice President of Finance and Treasurer
Richard Tarte	Secretary

        Facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal and certificates for Shares and any other required documents should be sent or delivered by each stockholder of the Company or his broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of the addresses set forth below:

The Depositary for the Offer is:

American Stock Transfer & Trust Company

By Hand:	By Overnight Courier:	By Mail:
59 Maiden Lane Plaza Level New York, New York 10038	59 Maiden Lane Plaza Level New York, New York 10038	59 Maiden Lane Plaza Level New York, New York 10038

By Facsimile Transmission:
(718) 234-5001

Confirm by Telephone:
Call: (718) 921-8200
Call Toll-Free: (800) 937-5449

        Questions or requests for assistance or additional copies of the Offer to Purchase and the related Letter of Transmittal, and other tender offer materials, may be directed to the Dealer Manager or the Information Agent at their respective telephone numbers and locations listed below. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

105 Madison Avenue
New York, New York 10016
(212) 929-5500 (call collect)
or
 Toll-Free (800) 322-2885

E-mail: proxy@mackenziepartners.com

The Dealer Manager for the Offer is:

227 Park Avenue
New York, New York 10172
Call: (212) 622-2624
Call Toll-Free: (866) 262-0777

QuickLinks

IMPORTANT
TABLE OF CONTENTS
SUMMARY TERM SHEET
INTRODUCTION
THE TENDER OFFER
SOLICITATION OF PROXIES
INFORMATION CONCERNING PARTICIPANTS
ANNEX I CERTAIN INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS OF PARENT AND PURCHASER